EXHIBIT 10.3
CREDIT AGREEMENT
dated as of
July 22, 2004
(as amended through Amendment No. 1 and Consent dated as of April 30, 2009)
among
BORGWARNER INC.,
as Borrower
The Lenders Party Hereto
BANK OF AMERICA,
Administrative Agent
DEUTSCHE BANK SECURITIES INC. and
CITIBANK, N.A.
as Co-Syndication Agents
and
MORGAN STANLEY BANK, N.A. and
KEYBANK NATIONAL ASSOCIATION,
as Documentation Agents
BANC OF AMERICA SECURITIES LLC,
DEUTSCHE BANK SECURITIES INC.
and CITIGROUP GLOBAL MARKETS INC.,
as Joint Lead Arrangers and Joint Book Managers

i

SCHEDULES:
Schedule 1.1	Mandatory Cost Formulae
Schedule 2.1	Commitments
Schedule 3.6	Disclosed Matters
Schedule 3.14	Subsidiaries and Other Equity Interests
Schedule 6.2	Existing Liens
Schedule 9.1	Administrative Agent's Office, Certain Addresses for Notices

EXHIBITS:
Exhibit A	Form of Assignment and Acceptance
Exhibit B	Form of Opinion of Borrower's Counsel
Exhibit C	Form of Guaranty Agreement

          CREDIT AGREEMENT, dated as of July 22, 2004, among BORGWARNER INC., a Delaware corporation (the “Borrower”), the several banks and other financial institutions from time to time parties hereto (the “Lenders”), Morgan Stanley Bank, N.A. and KeyBank National Association, as documentation agents (in such capacity, the “Documentation Agents”), Deutsche Bank Securities Inc. and Citibank, N.A., as co-syndication agents (in such capacity, the “Syndication Agents”) and BANK OF AMERICA, N.A., as administrative agent for the Lenders.
          The parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          SECTION 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
          “Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum determined by the Administrative Agent pursuant to the following formula:

Adjusted Eurocurrency Rate	=	Eurocurrency Rate

1.00 – Statutory Reserve Rate
          “Adjusted Revolving Credit Exposure” shall mean, with respect to each Lender, the Revolving Credit Exposure of such Lender, plus the amount of any participating interests purchased by such Lender pursuant to Section 9.14, minus the amount of any participating interests sold by such Lender pursuant to Section 9.14.
          “Administrative Agent” means Bank of America in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
          “Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 9.1 (as attached as Annex B to Amendment No. 1), or such other address or account as the Administrative Agent may from time to time notify to the Borrower and the Lenders.
          “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

          “Agents” means the collective reference to the Administrative Agent, the Syndication Agents and the Documentation Agents.
          “Agreement” means this Credit Agreement, as amended, supplemented or otherwise modified from time to time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, and (c) except during a Eurodollar Unavailability Period, a reference rate equal to the Eurocurrency Rate (for ABR Loans) plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (for ABR Loans) shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Rate (for ABR Loans), respectively.
          “Alternative Currency” means Sterling, Yen or Euros.
          “Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Administrative Agent or the Issuing Bank, as the case may be, at such time on the basis of the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.
          “Alternative Currency Loan” means a Revolving Loan that is a Eurocurrency Rate Loan and that is made in an Alternative Currency pursuant to the applicable Borrowing Request.
          “Alternative Currency Sublimit” means, with respect to any Alternative Currency, (a) to and including July 22, 2009, the Dollar Amount of such Alternative Currency set forth below:

Currency	Alternative Currency Sublimit
Sterling	$90,000,000
Yen	$300,000,000
Euros	$570,000,000
and (b) from and after July 23, 2009, the Dollar Amount of such Alternative Currency set forth below:

Currency	Alternative Currency Sublimit
Sterling	$75,000,000
Yen	$125,000,000
Euros	$225,000,000

in each case, as any such amount may be reduced from time to time in accordance with the terms hereof.
          “Amendment No. 1” means that certain Amendment No. 1 and Consent dated as of April 30, 2009 by and among the Borrower, the Administrative Agent and certain of the Lenders party thereto.
          “Amendment No. 1 Continuing Lenders” means (a) those Lenders who agreed to extend all or a portion of their respective Commitments, pursuant to Amendment No. 1, to a Maturity Date of January 22, 2011, and (b) those Lenders who take by assignment, pursuant to Section 2.7, the Commitments of any Lender with respect to which such Lender has not agreed to extend the Maturity Date of such Commitment to January 22, 2011 pursuant to Amendment No. 1.
          “Amendment No. 1 Effective Date” means April 30, 2009.
          “Amendment No. 1 Extended Commitment” means, with respect to each Amendment No. 1 Continuing Lender, that portion of such Lender’s Commitments that it has agreed to extend to a Maturity Date of January 22, 2011 either pursuant to Amendment No. 1 or pursuant to an assignment of a Commitment not being extended by Amendment No. 1 and made in accordance with Section 2.7 and Amendment No. 1. “Amendment No. 1 Extended Commitments” means the aggregate amount of all such Amendment No. 1 Extended Commitments.
          “Applicable Percentage” means, with respect to any Lender under any Revolving Facility, the percentage of the total Commitments represented by such Lender’s Commitment under such Facility. If the Commitments under such Facility have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments under such Facility most recently in effect, giving effect to any assignments.
          “Applicable Rate” means, for any day, with respect to any Eurocurrency Revolving Loan or ABR Loan, or with respect to the facility fees payable hereunder, as the case may be:
          (a) at all times prior to July 23, 2009, the applicable rate per annum set forth below under the caption “Eurocurrency Margin” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Index Debt:

Index Debt Ratings:	Eurocurrency Margin	Facility Fee Rate

Category 1 A/A2 or higher	0.170%	0.080%

Category 2 A-/A3	0.260%	0.090%

Index Debt Ratings:	Eurocurrency Margin	Facility Fee Rate

Category 3 BBB+/Baa1	0.390%	0.110%

Category 4 BBB/Baa2	0.610%	0.140%

Category 5 BBB-/Baa3 or lower	0.700%	0.175%
          For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Index Debt (other than by reason of the circumstances referred to in the last sentence of this clause (a)), then such rating agency shall be deemed to have established a rating in Category 5; (ii) the rating of Index Debt on any day shall be deemed to be the rating in effect at the close of business on such day; (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall fall within different Categories, the Applicable Rate shall be based on the higher of the two ratings (e.g., A-/Baa1 results in Category 2 status) unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings (e.g., A-/Baa2 results in Category 3 status); and (iv) if the ratings established or deemed to have been established by Moody’s and S&P for the Index Debt shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
          (b) on and after July 23, 2009, the applicable rate per annum set forth below under the caption “Eurocurrency Margin”, “Alternate Base Rate Margin” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s, S&P and Fitch (collectively, the “Rating Agencies”), respectively, applicable on such date to the Index Debt:

		Alternate Base Rate
Index Debt Ratings:	Eurocurrency Margin	Margin	Facility Fee Rate

Category 1 BBB+/Baa1/BBB+ or higher	3.125%	2.125%	0.375%

Category 2 BBB/Baa2/BBB	3.500%	2.500%	0.500%

		Alternate Base Rate
Index Debt Ratings:	Eurocurrency Margin	Margin	Facility Fee Rate

Category 3 BBB-/Baa3/BBB-	4.000%	3.000%	0.500%

Category 4 BB+/Ba1/BB+	4.375%	3.375%	0.625%

Category 5 BB/Ba2/BB	4.750%	3.750%	0.750%

Category 6 BB-/Ba3/BB- or lower	5.250%	4.250%	0.750%
          For purposes of the foregoing, (i) the rating of Index Debt on any day shall be deemed to be the rating in effect at the close of business on such day; (ii) if the ratings established or deemed to have been established by the Rating Agencies for the Index Debt shall be changed (other than as a result of a change in the rating system of the Rating Agencies), such change shall be effective as of the date on which it is first announced by the applicable Rating Agency; (iii) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are maintained by all Rating Agencies, (A) if two ratings are equal and higher than the third rating, the higher rating will apply (e.g., BBB/Baa3/BBB results in Category 2 status), (B) if two ratings are equal and lower than the third rating, the lower rating will apply, (C) if no ratings are equal, the intermediate rating will apply; (iv) if the ratings established by the Rating Agencies for the Index Debt shall fall within different Categories and ratings are then maintained by only two Rating Agencies, the Applicable Rate shall be based on the higher of the two ratings (e.g., BBB/Baa3 results in Category 2 status) unless one of the two applicable ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category one rating higher than the lower of the two ratings (e.g., BBB/Ba2 results in Category 4 status); (v) if ratings are only maintained by one Rating Agency or no Rating Agencies (other than by reason of the circumstances referred to in the last sentence of this clause (b)), the Applicable Rate shall be equal to Category 6. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of any Rating Agency shall change, or if any Rating Agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such Rating Agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.
          “Applicable Time” means, with respect to any Borrowings and payments in any Alternative Currency the local time in the place of settlement for such Alternative Currency, as may be reasonably determined by the Administrative Agent to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.
          “Assignee Group” means two or more Eligible Assignees that are Affiliates of one another.

          “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.4), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Available Dollar Commitment” means at any date of determination with respect to any Dollar Lender, an amount in Dollars equal to the excess, if any, of (a) the amount of such Dollar Lender’s Dollar Commitment in effect on such date over (b) the Revolving Credit Exposure of such Dollar Lender on such date.
          “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.
          “Bank of America” means Bank of America, N.A.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” has the meaning assigned to such term in the preamble.
          “Borrower Materials” has the meaning specified in Section 5.1.
          “Borrowing” means (a) Revolving Loans of the same Type and under the same Facility, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.
          “Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.3.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided, however, that (i) when used in connection with a Eurocurrency Loan (other than a Eurocurrency Loan denominated in Euro), the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market (or other interbank market selected by the Administrative Agent where its eurocurrency operation for the applicable currency are being conducted) or in the city which is the principal financial center of the country of issuance of the applicable Alternative Currency and (ii) when used in connection with a Loan denominated in Euro “Business Day” shall also exclude any day which is not a TARGET Day.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

          “Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants or options to purchase any of the foregoing.
          “Cash Collateralize” has the meaning specified in Section 2.6(g).
          “Cash Management Agreement” means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
          “Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Cash Management Agreement.
          “Cash Threshold Amount” means at any date, an amount equal to $80,000,000 less all cash on the balance sheet of the Borrower and its Subsidiaries at such date, in conformity with GAAP, which is located outside the United States; provided that if the calculation yielded hereby is a negative number, then the Cash Threshold Amount shall be $0.
          “Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof), of shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Borrower by Persons who were neither (i) nominated by the board of directors of the Borrower nor (ii) appointed by directors so nominated; or (c) the acquisition of direct or indirect Control of the Borrower by any Person or group.
          “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.16(b), by any Lending Office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Dollar Revolving Loans, Euro Revolving Loans, Sterling Revolving Loans, Yen Revolving Loans or Swingline Loans.
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means all of the “Collateral” referred to in the Collateral Documents and all of the other property that is or is intended under the terms of the Collateral Documents to be subject to Liens in favor of the Administrative Agent for the benefit of the Secured Parties.

          “Collateral Documents” means the Security Agreement, the Unlimited Pledge Agreement, the Limited Pledge Agreement and each other security document as may be executed and delivered by the Loan Parties pursuant to the terms of any of Sections 5.10, 5.11, 5.12, 5.13 or any other provision hereof or of any other Loan Document, and each of the other agreements, instruments or documents that creates or purports to create a Lien in favor of the Administrative Agent for the benefit of the Secured Parties.
          “Collateral Documents Delivery Date” has the meaning specified in Section 5.10.
          “Collateral Trigger” means the occurrence of the first day on which the rating of the Index Debt is both less than or equal to BB+ by S&P and less than or equal to Ba1 by Moody’s.
          “Committed Exposure Percentage” shall mean, on any date with respect to any Lender, the percentage which the Adjusted Revolving Credit Exposure of such Lender constitutes of the Adjusted Revolving Credit Exposures of all Lenders.
          “Commitments” means, the collective reference to the Dollar Commitments, the Euro Commitments, the Sterling Commitments and the Yen Commitments. The initial aggregate amount of the Commitments is $600,000,000.
          “Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of (a) income tax expense, (b) interest expense, amortization or writeoff of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary, unusual or non-recurring non-cash expenses or losses (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, non-cash losses on sales of assets outside of the ordinary course of business), and (f) minority interest charges and any other non-cash charges, and minus, to the extent included in the statement of such Consolidated Net Income for such period, the sum of (a) interest income, (b) any extraordinary, unusual or non-recurring income or gains (including, whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period, gains on the sales of assets outside of the ordinary course of business) and (c) minority interest credits and any other non-cash income (except for all amounts that would, in conformity with GAAP, be set forth opposite the caption “equity in affiliate earnings and other income” (or any like caption) on a consolidated income statement of the Borrower and its Subsidiaries), all as determined on a consolidated basis. For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Leverage Ratio, (i) if at any time during such Reference Period the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period the Borrower or any Subsidiary shall have made a

Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the common stock of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $50,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $50,000,000.
          “Consolidated Interest Charges” means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP (but excluding, to the extent and in the amount such expense would otherwise be included in this subpart (a), the One-Time Hedge Expense) and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.
          “Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date to (b) Consolidated Interest Charges for such period.
          “Consolidated Net Cash” means, at any date, the lesser of (a) $170,000,000 and (b) the aggregate amount of Domestic Unrestricted Cash on such date less the Cash Threshold Amount on such date; provided that if the calculation yielded by part (b) is a negative number, then Consolidated Net Cash shall be $0.
          “Consolidated Net Debt” means, at any date, Consolidated Total Debt less Consolidated Net Cash.
          “Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.
          “Consolidated Net Worth” means, at any date, all amounts that would, in conformity with GAAP, be set forth opposite the captions “minority interest” (or any like caption) and “total stockholders’ equity” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Total Assets” means at any date, all amounts that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Borrower and its Subsidiaries at such date.
          “Consolidated Total Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date (including the Obligations hereunder), determined on a consolidated basis in accordance with GAAP.

          “Continuing Lenders” has the meaning assigned to such term in Section 2.7(a).
          “Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Conversion Date” shall mean any date on which either (a) an Event of Default under paragraph (h) or (i) of Article VII has occurred with respect to the Borrower or (b) the Commitments shall have been terminated prior to the Maturity Date and/or the Loans shall have been declared immediately due and payable, in either case pursuant to Article VII.
          “Conversion Sharing Percentage” means on any date with respect to any Lender and any Revolving Loans of such Lender outstanding in any currency other than Dollars, the percentage of such Revolving Loans such that, after giving effect to the conversion of such Revolving Loans to Dollars and the purchase and sale by such Lender of participating interests as contemplated by Section 9.14, the Committed Exposure Percentage of such Lender will equal such Lender’s Applicable Percentage under the Dollar Facility on such date (calculated immediately prior to giving effect to any termination or expiration of the Commitments on the Conversion Date).
          “Converted Loans” shall have the meaning set forth in Section 9.14.
          “Convertible Notes” means those certain convertible senior notes due 2012 of the Borrower in an initial aggregate principal amount of $373,750,000 issued pursuant to the Indenture described in part (b) of the definition thereof.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
          “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans, participations in LC Exposures or participations in Swingline Loans required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.6.

          “Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
          “Documentation Agents” has the meaning assigned to such term in the preamble.
          “Dollar Amount” means, at any time:
     (a) with respect to any Loan denominated in Dollars (including, with respect to any Swingline Loan, any funded participation therein), the principal amount thereof then outstanding (or in which such participation is held);
     (b) with respect to any Alternative Currency Loan, the principal amount thereof then outstanding in the relevant Alternative Currency, converted to Dollars at the Exchange Rate (determined by the Administrative Agent in respect of the most recent Revaluation Date); and
     (c) with respect to any LC Exposure (or any risk participation therein), the amount thereof.
          “Dollar Commitment” means, with respect to each Lender, the commitment of such Lender to make Dollar Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender’s Dollar Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Dollar Commitment, as applicable.
          “Dollar Facility” shall have the meaning set forth in the definition of “Facility”.
          “Dollar Lender” means each Lender holding a Dollar Commitment.
          “Dollar Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(a).
          “Dollars” or “$” refers to lawful money of the United States of America.
          “Domestic Subsidiary” means any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States.
          “Domestic Unrestricted Cash” means at any date, all amounts of cash on the balance sheet of the Borrower and its Subsidiaries at such date, in conformity with GAAP, which is (a) located in the United States, and (b) the use of which is not restricted in any manner, whether by escrow, contract, limitation on account access, or otherwise.

          “Effective Date” means the date on which the conditions specified in Section 4.1 are satisfied (or waived in accordance with Section 9.2).
          “Eligible Assignee” means any Person that meets the requirements to be an assignee under Section 9.4(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 9.4(b)(iii)).
          “EMU” means the economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.
          “EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.
          “Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Interest” means, with respect to any Person, any of the shares of capital stock of (or other ownership or profit interests in) such Person, any of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, any of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and any of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination. Notwithstanding the foregoing, for the purpose of this Agreement the Convertible Notes shall not constitute Equity Interests, provided that this exclusion shall not apply to any asset into which the Convertible Notes, or portion thereof, are converted in accordance with their terms that would otherwise constitute an “Equity Interest” pursuant to the first sentence of this definition.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Escrow Agent” means a Person, satisfactory to the Administrative Agent, designated to hold undated stock powers executed in blank with respect to the pledged Equity Interests referred to in the Pledge Agreements, undated allonges executed in blank with respect to the intercompany debt referred to in the Pledge Agreements and any other document delivered thereto pursuant to the Collateral Documents, each in accordance with the Collateral Documents.
          “Euro” and “EUR” means the lawful currency of the Participating Member States introduced in accordance with EMU Legislation.
          “Euro Commitment” means, with respect to each Lender, the commitment of such Lender to make Euro Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender’s Euro Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Euro Commitment, as applicable.
          “Euro Facility” shall have the meaning set forth in the definition of “Facility”. The Euro Facility shall be a subfacility of the Dollar Facility.
          “Euro Lender” means each Lender holding a Euro Commitment.
          “Euro Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(b).

          “Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.
          “Eurocurrency Rate” means:
          (a) for any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum equal to (i) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for deposits in the relevant currency (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch (or other Bank of America branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, or
          (b) for any interest rate calculation with respect to an ABR Loan, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time, on the date of determination (provided that if such day is not a Business Day with respect to the determination of the Eurocurrency Rate, the next preceding Business Day) for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the ABR Loan being made, continued or converted by Bank of America and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
          “Eurocurrency Rate Loan” means a Loan, whether denominated in Dollars or in an Alternative Currency, that bears interest at a rate based on the Eurocurrency Rate other than an ABR Loan with respect to which the Alternate Base Rate is determined at a rate based on the Eurocurrency Rate.
          “Eurocurrrency Unavailability Period” means any period of time during which a notice delivered to the Borrower in accordance with Section 2.15 shall remain in effect.
          “Event of Default” has the meaning assigned to such term in Article VII.
          “Exchange Rate” for a currency means the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m., New York City time, on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable Lending Office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which the Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.20(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement or is attributable to such Foreign Lender’s failure to comply with Section 2.18(e), except to the extent that such Foreign Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 2.18(a).
          “Existing Credit Agreement” means the Credit Agreement, dated as of July 21, 2000 (as the same may be amended, supplemented or otherwise modified from time to time), among the Borrower, the banks and other financial institutions from time to time parties thereto, JPMorgan Chase Bank (formerly, The Chase Manhattan Bank), as administrative agent, Bank of America, as syndication agent, and Bank One, N.A., as documentation agent.
          “Extended Maturity Date” has the meaning assigned to such term in Section 2.7(a).
          “Extension Acceptance Notice” has the meaning assigned to such term in Section 2.7(a).
          “Extension Date” has the meaning assigned to such term in Section 2.7(a).
          “Extension Notice” has the meaning assigned to such term in Section 2.7(a).
          “Facility” means any of (a) the credit facility constituted by the Dollar Commitments and the extensions of credit thereunder (the “Dollar Facility”), (b) the credit facility constituted by the Euro Commitments and the extensions of credit thereunder (the “Euro Facility”), (c) the credit facility constituted by the Sterling Commitments and the extensions of credit thereunder (the “Sterling Facility”) and (d) the credit facility constituted by the Yen Commitments and the extensions of credit thereunder (the “Yen Facility”).
          “Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if

such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Fee Letters” means (a) the fee letter dated as March 20, 2009 among the Borrower, Bank of America and Banc of America Securities LLC, (b) the fee letter dated as March 20, 2009 among the Borrower, Deutsche Bank AG New York Branch and Deutsche Bank Securities Inc., and (c) the fee letter dated as March 20, 2009 among the Borrower, Citibank, N.A. and Citigroup Global Markets Inc.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or assistant treasurer of the Borrower or, as applicable, another Loan Party.
          “Fitch” means Fitch, Inc.
          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.
          “Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means any government or nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

          “Guarantors” means, collectively, the Subsidiaries of the Borrower executing the Guaranty Agreement on or about the Amendment No. 1 Effective Date, and each other Subsidiary that shall be required to execute and deliver a guaranty or guaranty supplement pursuant to Section 5.12.
          “Guaranty” means the Guaranty made by the Guarantors in favor of the Administrative Agent and the Secured Parties, substantially in the form of Exhibit C hereto (as attached as Exhibit C to Amendment No. 1), together with each other guaranty and guaranty supplement delivered pursuant to Section 5.12.
          “Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
          “Hedge Bank” means any Person that, at the time it enters into a Hedging Agreement that qualifies as a Secured Hedge Agreement, is a Lender or an Affiliate of a Lender, in its capacity as a party to such Hedging Agreement.
          “Hedging Agreement” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding current accounts payable incurred in the ordinary course of business), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease

Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Indentures” means (a) that certain Indenture, dated as of February 15, 1999, by and between the Borrower and The First National Bank of Chicago (or its successor), as trustee and (b) that certain Indenture, dated as of September 23, 1999, by and between the Borrower and The Bank of New York Mellon Trust Company, N.A., as trustee (as successor to Chase Manhattan Trust Company, National Association), as each such Indenture is in effect on the Amendment No. 1 Effective Date (including giving effect to all supplemental indentures entered into on or prior to the Amendment No. 1 Effective Date, including the supplemental indenture entered into with respect to the issuance of the Convertible Notes).
          “Index Debt” means (i) senior, unsecured, long-term indebtedness for borrowed money of the Borrower that is not guaranteed by any other Person or subject to any other credit enhancement or (ii) if no indebtedness of the type described in clause (i) is outstanding, all senior, unsecured, long-term indebtedness of the Borrower (that is not guaranteed by any other Person or subject to any other credit enhancement) registered under an effective shelf registration under Rule 415 of the Securities Act of 1933, as amended.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.9.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a

Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “IP Rights” has the meaning specified in Section 3.5(b).
          “Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the Issuing Bank and the Borrower or in favor of the Issuing Bank and relating to such Letter of Credit.
          “Issuing Bank” means Bank of America, or any of its Affiliates, in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided herein.
          “Joint Lead Arrangers” means Banc of America Securities LLC, Deutsche Bank Securities Inc. and Citigroup Global Markets Inc., as joint lead arrangers and joint book managers for this Agreement.
          “LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Applicable Percentage. All LC Advances shall be denominated in Dollars.
          “LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing. All LC Borrowings shall be denominated in Dollars.
          “LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all LC Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.7. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.1 and any other Person that shall have become a party hereto pursuant to an Assignment and Acceptance, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Acceptance. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

          “Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.
          “Letter of Credit” means any standby letter of credit issued pursuant to this Agreement. Letters of Credit shall be a subfacility of the Dollar Facility.
          “Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the Issuing Bank.
          “Letter of Credit Expiration Date” means the day that is seven days prior to the Maturity Date then in effect (or, if such day is not a Business Day, the next preceding Business Day).
          “Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Net Debt on such day to (b) Consolidated EBITDA for such period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Limited Pledge Agreement” means the Limited Pledge Agreement among the Administrative Agent, for the benefit of the Secured Parties, and each Loan Party that owns any Equity Interest in, or intercompany indebtedness owing to it by, any Limited Subsidiary delivered pursuant to Section 5.10, together with each pledge agreement supplement thereto delivered pursuant to Section 5.12, in each case in form and substance satisfactory to the Administrative Agent.
          “Limited Subsidiary” means any Domestic Subsidiary that owns Principal Property.
          “Loan Documents” means this Agreement, the Guaranty, each Collateral Document, each joinder or supplement to the Guaranty or any Collateral Document, each written Request for Credit Extension, each Issuer Document, each Fee Letter and all other instruments and documents heretofore or hereafter executed or delivered to or in favor of the Administrative Agent or any Lender in connection with the Loans made and transactions contemplated by this Agreement.
          “Loan Parties” means, collectively, the Borrower and each Guarantor.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement, including Revolving Loans and Swingline Loans.
          “Loans to be Converted” shall have the meaning set forth in Section 9.14(a).

          “Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.1 (as attached as Annex A to Amendment No. 1).
          “Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, prospects or condition, financial or otherwise, of the Borrower and the Subsidiaries taken as a whole, (b) the ability of the Borrower or any other Loan Party to perform any of its obligations under any Loan Documents or (c) the rights of or benefits available to the Lenders under any Loan Document.
          “Material Contract” means, with respect to any Person, each contract to which such Person is a party involving aggregate consideration payable to or by such Person of $50,000,000 or more in any year or otherwise material to the business, condition (financial or otherwise), operations, performance, properties or prospects of such Person.
          “Material Indebtedness” means (a) any Receivables Facility, (b) any Indebtedness under any Indenture (including the Convertible Notes), and (c) any other Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $50,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Maturity Date” means (a) with respect to all Commitments other than Amendment No. 1 Extended Commitments (and Loans and Letters of Credit thereunder), July 22, 2009 and (b) with respect to all Amendment No. 1 Extended Commitments (and Loans and Letters of Credit thereunder), January 22, 2011; provided that (i) with respect to clause (b) above, such Maturity Date shall automatically and immediately revert to July 22, 2009 upon failure to comply with Section 5.10, as determined by the Administrative Agent, within the time provided therein and (ii) with respect to both clause (a) and (b) above, as such date may be extended with respect to any particular Lender pursuant to Section 2.7.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Cash Proceeds” means in connection with any issuance or sale of any common equity, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses actually incurred in connection therewith.
          “Non-Extending Lenders” has the meaning assigned to such term in Section 2.7(a).
          “Notice Date” has the meaning assigned to such term in Section 2.7(a).

          “Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan, Letter of Credit, Secured Cash Management Agreement or Secured Hedge Agreement, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any bankruptcy or other debtor relief laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
          “One Time Hedge Expense” means the one-time expense incurred by the Borrower as a result of the early termination of a Hedge Agreement in the first quarter of 2009 in an amount equal to $5,700,000.
          “Other Loan Documents” has the meaning specified in Section 9.17.
          “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Documents.
          “Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent, the Issuing Bank, or the Swingline Lender, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of Bank of America in the applicable offshore interbank market for such currency to major banks in such interbank market.
          “Participant” has the meaning specified in Section 9.4(d).
          “Participating Member State” means any member state of the EMU which has the Euro as its lawful currency.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Permitted Encumbrances” means:
     (a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP (or, in the case of Foreign Subsidiaries, generally accepted accounting principles in effect from time to time in their respective jurisdictions of incorporation;

     (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 60 days or are being contested in compliance with Section 5.4;
     (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
     (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business; and
     (e) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary;
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Platform” has the meaning specified in Section 5.1.
          “Pledge Agreements” means the Limited Pledge Agreement and the Unlimited Pledge Agreement, together with each other pledge agreement and pledge agreement supplement delivered pursuant to Section 5.12.
          “Prime Rate” means the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.” The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
          “Principal Property” has the meaning specified in the applicable Indenture.
          “Public Lender” has the meaning specified in Section 5.1.

          “Receivables Facility” means (a) receivables financings of the Borrower and its Domestic Subsidiaries, upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed $50,000,000 at any time outstanding; provided that such limit shall be increased (i) to $75,000,000 upon any one of General Motors, Ford and Chrysler receiving government guaranties with respect to supplier accounts payable in form, substance and scope reasonably satisfactory to the Administrative Agent, or (ii) to $100,000,000 upon each of General Motors, Ford and Chrysler receiving government guaranties with respect to supplier accounts payable in form, substance and scope reasonably satisfactory to the Administrative Agent, and (b) receivables financings of Foreign Subsidiaries of the Borrower solely for receivables generated and held outside the U.S., upon terms and subject to conditions reasonably satisfactory to the Required Lenders, in an aggregate principal amount not to exceed EUR50,000,000 at any time outstanding.
          “Receivables Corporation” means BWA Receivables Corporation, a Delaware corporation and a wholly-owned Domestic Subsidiary, and each other special purpose vehicle created solely for the purpose of being the transferee of accounts receivable in connection with, and the borrower under, a Receivables Facility described and permitted in subpart (a) of the definition of “Receivables Facility” herein.
          “Register” has the meaning set forth in Section 9.4.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates. With respect to each Lender (other than the Administrative Agent) and for the purpose of Section 9.3, it is hereby understood that such Lender’s “agents” (as such term is used in the preceding sentence) shall not include the Administrative Agent or agents of the Administrative Agent.
          “Request for Credit Extension” means (a) with respect to a Borrowing, conversion or continuation of Revolving Loans, a Borrowing Request, (b) with respect to an LC Credit Extension, a Letter of Credit Application, and (c) with respect to a Swingline Loan, a written notice in accordance with Section 2.5(c).
          “Required Lenders” means, at any time, Lenders having Dollar Commitments representing more than 50% of the total Dollar Commitments at such time; provided that, for purposes of declaring the Loans to be due and payable pursuant to Article VII, and for all purposes after the Loans become due and payable pursuant to Article VII or the Dollar Commitments expire or terminate, “Required Lenders” shall mean Lenders having Revolving Credit Exposures representing more than 50% of the total Revolving Credit Exposures; provided that for purposes of this definition the Revolving Credit Exposure of each Lender shall be adjusted up or down so as to give effect to any participations purchased or sold pursuant to Section 9.14.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to any Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment.
          “Revaluation Date” means, with respect to any Loan, each of the following: (a) each date of a Borrowing of a Eurocurrency Rate Loan denominated in an Alternative Currency, (b) each date of a continuation of a Eurocurrency Rate Loan denominated in an Alternative Currency pursuant to Section 2.9, and (c) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.
          “Revolving Credit Exposure” means, with respect to any Lender at any time, the Dollar Amount of the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Facility” means any of the Dollar Facility, the Euro Facility, the Sterling Facility or the Yen Facility.
          “Revolving Loan” means a Loan made pursuant to Section 2.3.
          “Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds, and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent, to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.
          “S&P” means Standard & Poor’s Ratings Services, a division of the McGraw Hill Companies, Inc.
          “Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any Loan Party and any Cash Management Bank.
          “Secured Hedge Agreement” means any Hedge Agreement that is entered into by and between any Loan Party and any Hedge Bank, provided that (i) such Hedge Agreement is (or was) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates or foreign exchange rates and (ii) such Hedge Agreement does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party.
          “Secured Parties” means, collectively, the Administrative Agent, the Lenders, the Issuing Bank, the Hedge Banks, the Cash Management Banks, and any other Person to whom Obligations are owing that are or are purported to be secured by the Collateral under the terms of the Collateral Documents.
          “Security Agreement” means the Security Agreement among the Borrower, the Guarantors and the Administrative Agent for the benefit of the Secured Parties delivered pursuant to Section 5.10, together with each other security agreement and security agreement supplement delivered pursuant to Section 5.12, in each case in form and substance satisfactory to the Administrative Agent.
          “Statutory Reserve Rate” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System of the United States for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”). The Eurocurrency Rate for each outstanding Eurocurrency Rate Loan shall be adjusted automatically as of the effective date of any change in the Statutory Reserve Percentage.
          “Sterling” and “£” means the lawful currency of the United Kingdom.
          “Sterling Commitment” means, with respect to each Lender, the commitment of such Lender to make Sterling Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender’s Sterling Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Sterling Commitment, as applicable.
          “Sterling Facility” shall have the meaning set forth in the definition of “Facility”. The Sterling Facility shall be a subfacility of the Dollar Facility.
          “Sterling Lender” means each Lender holding a Sterling Commitment.
          “Sterling Revolving Loan” mean a Revolving Loan made pursuant to Section 2.1(c).
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of the Borrower.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

          “Swingline Lender” means Bank of America, in its capacity as lender of Swingline Loans hereunder, and its successors in such capacity as provided herein.
          “Swingline Loan” means a Loan made pursuant to Section 2.5. Swingline Loans shall be a subfacility of the Dollar Facility.
          “Syndication Agents” has the meaning assigned to such term in the preamble.
          “TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Transactions” means the execution, delivery and performance by the Borrower and the Guarantors of this Agreement, Amendment No. 1, the Collateral Documents and the other Loan Documents, the borrowing of Loans, the use of the proceeds thereof, the issuance of Letters of Credit hereunder, the grant by any Loan Party of the Liens granted by it pursuant to the Collateral Documents, and the perfection or maintenance of the Liens under the Collateral Documents upon the occurrence of the Collateral Trigger.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.
          “Unlimited Pledge Agreement” means the Unlimited Pledge Agreement among the Administrative Agent, for the benefit of the Secured Parties, and each Loan Party that owns any equity interest in, or intercompany indebtedness owing to it by, any Unlimited Subsidiary delivered pursuant to Section 5.10, together with each pledge agreement supplement thereto delivered pursuant to Section 5.12.
          “Unlimited Subsidiary” means (a) each Domestic Subsidiary that does not own any Principal Property and (b) each Foreign Subsidiary of which all or a portion of the Equity Interests are owned by the Borrower or a Domestic Subsidiary.
          “Unreimbursed Amount” has the meaning specified in Section 2.6(c)(i).
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          “Yen” and “¥” means the lawful currency of Japan.
          “Yen Commitment” means, with respect to each Lender, the commitment of such Lender to make Yen Revolving Loans, as such commitment may be (a) reduced from time to time pursuant to Section 2.10, (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.4 or (c) increased from time to time pursuant to Section 2.1(e). The initial amount of each Lender’s Yen Commitment is set forth on Schedule 2.1, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Yen Commitment, as applicable.
          “Yen Facility” shall have the meaning set forth in the definition of “Facility”. The Yen Facility shall be a subfacility of the Dollar Facility.
          “Yen Lender” means each Lender holding a Yen Commitment.
          “Yen Revolving Loan” means a Revolving Loan made pursuant to Section 2.1(d).
          SECTION 1.2 Classification of Loans and Borrowings. For purposes of this Agreement and each other Loan Document, Loans may be classified and referred to by Class (e.g., a “Dollar Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Dollar Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Dollar Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Dollar Eurocurrency Revolving Borrowing”).
          SECTION 1.3 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement and each other Loan Document in its entirety and not to any particular provision hereof, (d) all references herein or in any other Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.4 Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof or of any other Loan Document to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.5 Change of Currency.
          (a) Each obligation of the Borrower to make a payment denominated in the national currency unit of any member state of the European Union that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation). If, in relation to the currency of any such member state, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such member state adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such member state is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.
          (b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.
          (c) Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.
          SECTION 1.6 Exchange Rates; Currency Equivalents.
          (a) The Administrative Agent or the Issuing Bank, as applicable, shall determine the Exchange Rates as of each Revaluation Date to be used for calculating Dollar Amounts of Borrowings and outstanding amounts of Loans denominated in Alternative Currencies. Such Exchange Rates shall become effective as of such Revaluation Date and shall be the Exchange Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Amount as so determined by the Administrative Agent or the Issuing Bank, as applicable.
          (b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Rate Loan an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing or Eurocurrency Rate Loan is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent or the Issuing Bank, as the case may be.
          SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
ARTICLE II
THE CREDITS
          SECTION 2.1 Commitments.
          (a) Subject to the terms and conditions set forth herein, each Dollar Lender agrees to make Revolving Loans to the Borrower denominated in Dollars (each such Loan, a “Dollar Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure under the Dollar Commitments exceeding such Lender’s Dollar Commitment or (ii) the total Revolving Credit Exposures exceeding the total Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Dollar Revolving Loans.
          (b) Subject to the terms and conditions set forth herein, each Euro Lender agrees to make Revolving Loans to the Borrower denominated in Euros (each such Loan, a “Euro Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Euro Revolving Loans exceeding such Lender’s Euro Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Euro Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Euro Revolving Loans.
          (c) Subject to the terms and conditions set forth herein, each Sterling Lender agrees to make Revolving Loans to the Borrower denominated in Sterling (each such Loan, a “Sterling Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Sterling Revolving Loans exceeding such Lender’s Sterling Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Sterling Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Sterling Revolving Loans.

          (d) Subject to the terms and conditions set forth herein, each Yen Lender agrees to make Revolving Loans to the Borrower denominated in Yen (each such loan, a “Yen Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the Dollar Amount of such Lender’s Yen Revolving Loans exceeding such Lender’s Yen Commitment, (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments or (iii) the Dollar Amount of Yen Revolving Loans exceeding the applicable Alternative Currency Sublimit. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Yen Revolving Loans.
          (e) The Borrower may, from time to time, elect to increase the Dollar Commitments hereunder on a non-pro rata basis in an aggregate amount up to $200,000,000; provided that (i) no Default or Event of Default has occurred and is continuing, (ii) each Lender which provides any portion of such increase (an “Increasing Lender”) must be reasonably satisfactory to the Administrative Agent, (iii) no Lender shall have Commitments in excess of 20% of the total Commitments, unless approved by the Borrower and the Administrative Agent, and (iv) no Lender shall be obligated to increase its Commitment pursuant to such election. Each Increasing Lender may specify that its increase in Commitments pursuant to this paragraph shall also apply to the Euro Facility, the Sterling Facility and/or the Yen Facility, and such respective Facilities shall be increased by the amount(s) so specified.
          (f) Notwithstanding any other provision of this Agreement to the contrary:
     (i) The Lenders shall not be required to make any Revolving Loans or Swingline Loans hereunder or issue any Letter of Credit if, after giving effect thereto, the Revolving Credit Exposure of any Dollar Lender would exceed such Dollar Lender’s Dollar Commitment (unless such Dollar Lender consents thereto); and
     (ii) At the election of the Borrower and the Administrative Agent, Dollar Revolving Loans shall be made on the ratable basis of Available Dollar Commitments (rather than on the basis of Dollar Commitments) of the Dollar Lenders in the event that the Dollar Lenders have disproportionate commitments to the Euro Facility, the Sterling Facility or the Yen Facility. In such event the Administrative Agent may also advise the Lenders of changes as it may determine in the borrowing and payment provisions herein in order to provide maximum availability of the Dollar Commitments to the Borrower and generally ratable treatment of the Lenders.
          SECTION 2.2 Loans and Borrowings.
          (a) Each Revolving Loan under a Facility shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments under such Facility, subject to Section 2.1(f). The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and not joint, and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

          (b) Subject to Section 2.15, (i) each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith and (ii) each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurocurrency Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurocurrency Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000 (or comparable amounts determined by the Administrative Agent in the case of Alternative Currency). At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Dollar Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Dollar Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(c). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000. Notwithstanding anything herein to the contrary, any borrowing of Revolving Loans to be used solely to pay the aggregate amount of Swingline Loans then outstanding may be in the aggregate principal amount of such Swingline Loans. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurocurrency Revolving Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.
          SECTION 2.3 Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of the proposed Borrowing and (c) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.6(c) may be given not later than 1:00 p.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy (or transmitted by electronic communication, if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.2:
     (i) the aggregate amount of the requested Borrowing;

     (ii) the date of such Borrowing, which shall be a Business Day;
     (iii) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;
     (iv) the currency in which such Borrowing is to be denominated and the Facility under which such Borrowing is to be made;
     (v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.8.
If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no currency or Facility is specified, the requested Borrowing shall be in Dollars under the Dollar Facility. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. In making any determination of the Dollar Amount for purposes of calculating the amount of Loans to be borrowed from the respective Lenders on any date, the Administrative Agent shall act in accordance with Section 1.6.
          SECTION 2.4 [RESERVED].
          SECTION 2.5 Swingline Loans.
          (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees, in its sole discretion and in reliance upon the agreements of the other Lenders set forth in this Section 2.5, to make Swingline Loans to the Borrower from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the total Revolving Credit Exposures exceeding the total Dollar Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) All Swingline Loans shall be made and maintained as ABR Loans and shall not be entitled to be converted into Eurocurrency Loans. To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent)), not later than 12:00 noon, New York, New York time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower designated by the Borrower (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement, by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire irrevocable and unconditional pro rata participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. In addition, upon the occurrence of any of the events described in paragraph (h), (i) or (j) of Article VII, each Lender shall automatically acquire a participation in all of the Swingline Loans then outstanding. Promptly upon receipt of such notice or the occurrence of any event described in paragraph (h), (i) or (j) of Article VII, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.8 with respect to Loans made by such Lender (and Section 2.8 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          SECTION 2.6 Letters of Credit.
          (a) The Letter of Credit Commitment.
     (i) Subject to the terms and conditions set forth herein, (A) the Issuing Bank agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.6, (1) from time to time on any Business Day during the period from the

Effective Date until the Letter of Credit Expiration Date, to issue Letters of Credit denominated in Dollars for the account of the Borrower, and to amend or extend Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drawings under the Letters of Credit; and (B) the Lenders severally agree to participate in Letters of Credit issued for the account of the Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the total Revolving Credit Exposures shall not exceed the total Dollar Commitments, (y) the Revolving Credit Exposure of any Lender shall not exceed such Lender’s Dollar Commitments, and (z) the LC Exposure shall not exceed $60,000,000. Each request by the Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by the Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.
     (ii) The Issuing Bank shall not issue any Letter of Credit, if:
     (A) the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Lenders have approved such expiry date; or
     (B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.
     (iii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:
     (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

     (B) the issuance of such Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;
     (C) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $500,000;
     (D) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is to be denominated in a currency other than Dollars;
     (E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder;
     (F) a default of any Lender’s obligations to fund under Section 2.6(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the Issuing Bank has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the Issuing Bank’s risk with respect to such Lender.
     (iv) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.
     (v) The Issuing Bank shall be under no obligation to amend any Letter of Credit if (A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.
     (vi) The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article VIII with respect to any acts taken or omissions suffered by the Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article IX included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Bank.
          (b) Procedures for Issuance and Amendment of Letters of Credit.
     (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by a Financial Officer of the Borrower. Such Letter of Credit Application must be received by the Issuing Bank and the Administrative Agent not later than 11:00 a.m., New York City time, at least two

Business Days (or such later date and time as the Administrative Agent and the Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; and (H) such other matters as the Issuing Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Issuing Bank (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Issuing Bank may require. Additionally, the Borrower shall furnish to the Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as the Issuing Bank or the Administrative Agent may require.
     (ii) Promptly after receipt of any Letter of Credit Application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Applicable Percentage times the amount of such Letter of Credit.
     (iii) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Issuing Bank will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

          (c) Drawings and Reimbursements; Funding of Participations.
     (i) Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the Issuing Bank shall notify the Borrower and the Administrative Agent thereof. Not later than 11:00 a.m., New York City time, on the date of any payment by the Issuing Bank under a Letter of Credit (each such date, an “Honor Date”), the Borrower shall reimburse the Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Issuing Bank by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Applicable Percentage thereof. In such event, the Borrower shall be deemed to have requested a Borrowing of ABR Loans to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.2 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the total Dollar Commitments and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Request). Any notice given by the Issuing Bank or the Administrative Agent pursuant to this Section 2.6(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
     (ii) Each Lender shall upon any notice pursuant to Section 2.6(c)(i) make funds available to the Administrative Agent for the account of the Issuing Bank at the Administrative Agent’s Office in an amount equal to its Applicable Percentage of the Unreimbursed Amount not later than 1:00 p.m., New York City time, on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.6c)(iii), each Lender that so makes funds available shall be deemed to have made a ABR Loan to the Borrower in such amount. The Administrative Agent shall remit the funds so received to the Issuing Bank.
     (iii) With respect to any Unreimbursed Amount that is not fully refinanced by a Borrowing of ABR Loans because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Issuing Bank an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Loans (including the Applicable Rate) plus 2%. In such event, each Lender’s payment to the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.6(c)(ii) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.6.

     (iv) Until each Lender funds its Loan or LC Advance pursuant to this Section 2.6(c) to reimburse the Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Applicable Percentage of such amount shall be solely for the account of the Issuing Bank.
     (v) Each Lender’s obligation to make Loans or LC Advances to reimburse the Issuing Bank for amounts drawn under Letters of Credit, as contemplated by this Section 2.6(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Issuing Bank, the Borrower or any other Person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Loans pursuant to this Section 2.6(c) is subject to the conditions set forth in Section 4.2 (other than delivery by the Borrower of a Borrowing Request). No such making of an LC Advance shall relieve or otherwise impair the obligation of the Borrower to reimburse the Issuing Bank for the amount of any payment made by the Issuing Bank under any Letter of Credit, together with interest as provided herein.
     (vi) If any Lender fails to make available to the Administrative Agent for the account of the Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6(c) by the time specified in Section 2.6(c)(ii), the Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by the Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Borrowing or LC Advance in respect of the relevant LC Borrowing, as the case may be. A certificate of the Issuing Bank submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.6(c)(vi) shall be conclusive absent manifest error.
          (d) Repayment of Participations.
     (i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.6(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such

Lender its Applicable Percentage thereof in the same funds as those received by the Administrative Agent.
     (ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.6(c)(i) is required to be returned under any of the circumstances described in Section 9.16 (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
          (e) Obligations Absolute. The obligation of the Borrower to reimburse the Issuing Bank for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
     (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
     (ii) the existence of any claim, counterclaim, setoff, defense or other right that the Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Issuing Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
     (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
     (iv) any payment by the Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Issuing Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any bankruptcy or other debtor relief law; or
     (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any of its Subsidiaries.
The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given as aforesaid.
          (f) Role of Issuing Bank. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.6(e); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Issuing Bank, and the Issuing Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Issuing Bank’s willful misconduct or gross negligence or the Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Issuing Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.
          (g) Cash Collateral. Upon the request of the Administrative Agent, (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of the Letter of Credit Expiration Date, any LC Exposure for any reason remains outstanding, the Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Exposures. Sections 2.12 and the last paragraph of Article VIII set forth certain additional requirements to deliver Cash

Collateral hereunder. For purposes of this Section 2.6, Section 2.12 and Article VIII, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, as collateral for the LC Exposures, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank (which documents are hereby consented to by the Lenders). Derivatives of such term have corresponding meanings. The Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, a security interest in all such cash, deposit accounts and all balances therein and all proceeds of the foregoing. Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America. If at any time the Administrative Agent determines that any funds held as Cash Collateral are subject to any right or claim of any Person other than the Administrative Agent or that the total amount of such funds is less than the aggregate outstanding amount of all LC Exposures, the Borrower will, forthwith upon demand by the Administrative Agent, pay to the Administrative Agent, as additional funds to be deposited as Cash Collateral, an amount equal to the excess of (x) such aggregate outstanding amount over (y) the total amount of funds, if any, then held as Cash Collateral that the Administrative Agent determines to be free and clear of any such right and claim. Upon the drawing of any Letter of Credit for which funds are on deposit as Cash Collateral, such funds shall be applied, to the extent permitted under applicable Laws, to reimburse the Issuing Bank.
          (h) Applicability of ISP. Unless otherwise expressly agreed by the Issuing Bank and the Borrower when a Letter of Credit is issued, the rules of the ISP shall apply to each Letter of Credit.
          (i) Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
          SECTION 2.7 Extension of Maturity Date.
          (a) The Borrower may, by written notice to the Administrative Agent (such notice being an “Extension Notice”) given at any time, from time to time but in any event, no later than 45 days prior to the Maturity Date then in effect (the date of such notice, the “Notice Date”), request the Lenders to extend the then applicable Maturity Date to a date specified in the Extension Notice (the “Extended Maturity Date”). The Administrative Agent shall promptly transmit any Extension Notice to each Lender. Each Lender shall notify the Administrative Agent whether it wishes to extend the then applicable Maturity Date no later than twenty days after the Notice Date, and any such notice given by a Lender to the Administrative Agent, once given, shall be irrevocable as to such Lender. The Administrative Agent shall promptly notify the Borrower of each Lender’s notice that it wishes to extend (each, an “Extension Acceptance Notice”). Any Lender which does not expressly notify the Administrative Agent during such twenty day period that it wishes to so extend the then applicable Maturity Date shall be deemed to have rejected the Borrower’s request for extension of such Maturity Date. Lenders consenting to extend the then applicable Maturity Date are hereinafter referred to as “Continuing Lenders”, and Lenders declining to consent to extend such Maturity Date (or Lenders deemed to have so declined) are hereinafter referred to as “Non-Extending Lenders”. If the Required Lenders have elected (in their sole and absolute discretion) to so extend the Maturity Date, the Administrative Agent shall notify the Borrower of such election by such Required Lenders no later than five days after the date when Extension Acceptance Notices are due, and effective on the date of such notice by the Administrative Agent to the Borrower (the “Extension Date”), the Maturity Date shall be automatically and immediately so extended to the Extended Maturity Date. No extension will be permitted hereunder without the consent of the Required Lenders and in no event shall the period from the Extension Date to the Extended Maturity Date exceed five years. Upon the delivery of an Extension Notice and upon the extension of the Maturity Date pursuant to this Section 2.7, the Borrower shall be deemed to have represented and warranted on and as of the Notice Date and the Extension Date, as the case may be, that no Default or Event of Default has occurred and is continuing. Notwithstanding anything contained in this Agreement to the contrary, no Lender shall have any obligation to extend the Maturity Date, and each Lender may at its option, unconditionally and without cause, decline to extend the Maturity Date.
          (b) If the Maturity Date shall have been extended in accordance with Section 2.7(a), all references herein to the “Maturity Date” shall refer to the Extended Maturity Date.
          (c) If any Lender shall determine not to extend the Maturity Date as requested by any Extension Notice given by the Borrower pursuant to Section 2.7(a), the Commitments of such Lender and its participation obligations under Sections 2.5(c) (except in respect of then outstanding Swingline Loans) and 2.6(c) (except in respect of unreimbursed drawings under Letters of Credit existing on the Maturity Date) shall terminate on the Maturity Date without giving any effect to such proposed extension, and the Borrower shall on such date pay to the Administrative Agent, for the account of such Lender, the principal amount of, and accrued interest on, such Lender’s Loans, together with any fees or other amounts owing to such Lender under this Agreement; provided that if the Borrower has replaced such Non-Extending Lender pursuant to Section 2.7(d) below, then the provisions of Section 2.7(d) shall apply. The total Commitments under each Revolving Facility shall be reduced by the amount of the Commitment of such Non-Extending Lender under such Revolving Facility to the extent the Commitment of such Non-Extending Lender under such Revolving Facility has not been transferred to one or more Continuing Lenders pursuant to Section 2.7(d) below.
          (d) A Non-Extending Lender shall be obligated, at the request of the Borrower and subject to payment by the Borrower to the Administrative Agent for the account of such Non-Extending Lender of the principal amount of, and accrued interest on, such Lender’s Loans, together with any fees or other amounts owing to such Lender under this Agreement, to transfer without recourse, representation or warranty (other than good title to its Loans), Extending Lender, at any time prior to the Maturity Date applicable to such Non-Extending Lender, all of its rights and obligations hereunder to another financial institution or group of financial institutions nominated by the Borrower and willing to participate in the Commitments in the place of such Non-Extending Lender; provided that, if such transferee is not a Lender, such transferee(s) satisfies all the requirements of this Agreement and the Administrative Agent shall have consented to such transfer, which consent shall not be unreasonably withheld. Each such transferee shall become a Continuing Lender hereunder in replacement of the Non-Extending Lender, with the Maturity Date applicable to such Continuing Lender’s Commitments being the Extended Maturity Date, and shall enjoy all rights and assume all obligations on the part of the Lenders set forth in this Agreement. Simultaneously with such transfer, each such transferee shall execute and deliver to the Administrative Agent a written agreement assuming all obligations of the Lenders set forth in this Agreement, which agreement shall be reasonably satisfactory in form and substance to the Administrative Agent.
          (e) If the Maturity Date shall have been extended in respect of the Continuing Lenders in accordance with Section 2.7(a) any notice of borrowing pursuant to Section 2.3 or 2.5 specifying a borrowing date occurring after the Maturity Date applicable to a Non-Extending Lender or requesting an Interest Period extending beyond such date (a) shall have no effect in respect of such Non-Extending Lender and (b) shall not specify a requested aggregate principal amount exceeding the total applicable Commitments.
          SECTION 2.8 Funding of Borrowings.
          (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 2:00 p.m., New York City time, in the case of any Loan denominated in Dollars, and by the Applicable Time specified by the Administrative Agent, in the case of any Loan denominated in an Alternative Currency, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.5. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.6(c) shall be remitted by the Administrative Agent to the Issuing Bank.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent in Same Day Funds, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, in Same Day Funds at (i) in the case of such Lender, the applicable Overnight Rate from time to time in effect, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (ii) in the case of the Borrower, the interest rate on the applicable Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.9 Interest Elections.
          (a) Each Revolving Borrowing denominated in Dollars initially shall be of the Type and under the Facility specified in the applicable Borrowing Request and, in the case of a Eurocurrency Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) Each Revolving Borrowing denominated in an Alternative Currency shall have an initial Interest Period as specified in the applicable Borrowing Request. Thereafter, the Borrower may elect to continue such Borrowing and may elect Interest Periods thereafter, all as provided in this Section. The Borrower may elect different Interest Periods with respect to different portions of the affected Borrowing, in which case such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
          (c) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) by the time that a Borrowing Request would be required under Section 2.3 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent) to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (d) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.2:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) in the case of Borrowings denominated in Dollars, whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

     (iv) if the resulting Borrowing is a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
          (e) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (f) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period (i) such Borrowing shall be converted to an ABR Borrowing if it is denominated in Dollars or (ii) such Borrowing shall be continued as such for an Interest Period of one month if it is denominated in an Alternative Currency. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing, (ii) unless repaid, each Eurocurrency Revolving Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto and (iii) each Eurocurrency Revolving Borrowing denominated in an Alternative Currency may be continued as such for an Interest Period of one month.
          SECTION 2.10 Termination and Reduction of Commitments.
          (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Dollar Commitments; provided that (i) each reduction of the Dollar Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Dollar Commitments if, (A) after giving effect to any concurrent prepayment of the Loans, the Revolving Credit Exposures would exceed the total Commitments or (B) the Dollar Commitments as so reduced would be less than the aggregate Euro Commitments, Sterling Commitments or Yen Commitments.
          (c) The Borrower may at any time terminate, or from time to time reduce, the Euro Commitments; provided that (i) each reduction of the Euro Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Euro Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans would exceed the total Euro Commitments.
          (d) The Borrower may at any time terminate, or from time to time reduce, the Sterling Commitments; provided that (i) each reduction of the Sterling Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Sterling Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans would exceed the total Sterling Commitments.
          (e) The Borrower may at any time terminate, or from time to time reduce, the Yen Commitments; provided that (i) each reduction of the Yen Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $10,000,000 and (ii) the Borrower shall not terminate or reduce the Yen Commitments if, after giving effect to any concurrent prepayment of the Loans, the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans would exceed the total Yen Commitments.
          (f) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b), (c), (d) or (e) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of any Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of any Commitments shall be made ratably among the applicable Lenders in accordance with their respective applicable Commitments.
          SECTION 2.11 Repayment of Loans; Evidence of Debt.
          (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the Maturity Date.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class, Type and Facility thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and other Obligations in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.4) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.12 Prepayment of Loans.
          (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.
          (b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy or by electronic communication (if arrangements for doing so have been approved by the Administrative Agent, and in the case of a prepayment of a Swingline Loan, the Swingline Lender)) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of a Eurocurrency Revolving Borrowing denominated in Alternative Currency, not later than 11:00 a.m., New York City time, four Business Days before the date of prepayment, (iii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iv) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of any Commitments as contemplated by Section 2.10, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.10. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.2. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.14.
          (c) If on the last day of any fiscal quarter of the Borrower for any reason the total Revolving Credit Exposures exceeds the total Dollar Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon the request of the Administrative Agent, immediately prepay Revolving Loans and LC Borrowings, cancel or reduce Letters of

Credit and/or Cash Collateralize the LC Exposures (other than the LC Borrowings), in an aggregate principal amount at least equal to the amount of such excess.
          (d) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Euro Revolving Loans exceeds the total Euro Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Euro Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.
          (e) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Sterling Revolving Loans exceeds the total Sterling Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Sterling Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.
          (f) If on the last day of any fiscal quarter of the Borrower for any reason the Dollar Amount of the aggregate principal amount of outstanding Yen Revolving Loans exceeds the total Yen Commitments then in effect by more than 5%, the Borrower shall upon learning thereof, or upon request of the Administrative Agent, immediately prepay Yen Revolving Loans in an aggregate principal amount at least equal to the amount of such excess.
          (g) The Borrower will implement and maintain internal controls to monitor the Borrowings and repayments, with the object of preventing any request for a Borrowing that would cause conditions specified in the first sentences of Sections 2.1(a), (b) (c) and (d) and 2.5(a) and the proviso to the first sentence of Section 2.6(a) not to be satisfied.
          (h) The Administrative Agent shall not be obligated to calculate the Dollar Amount of any Alternative Currency more frequently than monthly but may do so from time to time in its sole discretion.
          SECTION 2.13 Fees.
          (a) The Borrower agrees to pay to the Administrative Agent for the account of each Dollar Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Dollar Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Dollar Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Dollar Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Dollar Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Dollar Commitments terminate shall be payable on demand. All facility fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at a rate per annum equal to the Applicable Rate applicable to interest on Eurocurrency Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at the rate of 0.15% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a utilization fee in the amount of 0.125% per annum of the Dollar Amount of outstanding principal amount of the Loans and Letters of Credit for each day that the Dollar Amount of outstanding principal amount of the Loans and the Letters of Credit exceeds 50% of the aggregate amount of the Dollar Commitments then in effect (or, after the Dollar Commitments have terminated, 50% of the aggregate amount of the Dollar Commitments immediately prior to such termination); provided that after July 22, 2009 such fee shall no longer be applicable to any Loan or Letter of Credit. Accrued utilization fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Dollar Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any utilization fees accruing after the date on which the Dollar Commitments terminate shall be payable on demand. All utilization fees shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (d) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent, including those fees set forth in the Fee Letters.
          (e) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

          SECTION 2.14 Interest.
          (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate (if any).
          (b) The Loans comprising each Eurocurrency Borrowing shall bear interest at a rate per annum equal to the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Rate Loan of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.
          (c) [RESERVED].
          (d) [RESERVED].
          (e) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other Obligation payable by the Borrower hereunder or under any other Loan Document is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.
          (f) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (ii) in the event of any conversion of any Eurocurrency Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iii) all accrued interest shall be payable upon termination of the Commitments.
          (g) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate and Overnight Rates shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted Eurocurrency Rate, Eurocurrency Rate and Overnight Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.15 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurocurrency Borrowing or prior to any ABR Borrowing as to which the interest rate is determined with reference to the Eurocurrency Rate, or any conversion to or continuation thereof:

          (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for the relevant currency for such Interest Period; or
          (b) the Administrative Agent is advised by the Required Lenders or by the holders of at least a majority of the Commitments under a Facility that the Adjusted Eurocurrency Rate or the Eurocurrency Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurocurrency Borrowing shall be ineffective, (ii) the obligation of the Lenders to make or maintain ABR Loans as to which the interest rate is determined with reference to the Eurocurrency Rate shall be suspended, but during such period ABR Loans shall be made and continued based on the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate, and (iii) if any Borrowing Request requests a Eurocurrency Revolving Borrowing, such Borrowing, if denominated in Dollars, shall be made as an ABR Borrowing (with the interest rate determined by the greater of clauses (a) and (b) in the definition of Alternate Base Rate) and, if denominated in an Alternative Currency, shall be made as a Borrowing bearing interest at an interest rate reasonably determined by the Administrative Agent, after consultation with the Borrower and the applicable Lenders, to compensate the applicable Lenders for such Borrowing in such currency for the applicable period.
          SECTION 2.16 Increased Costs.
          (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except (A) any such reserve requirement reflected in the Adjusted Eurocurrency Rate and (B) the requirements of the Bank of England and the Financial Services Authority or the European Central Bank reflected in the Mandatory Cost, other than as set forth below) or the Issuing Bank;
     (ii) result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Lender of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining Eurocurrency Rate Loans; or

     (iii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than six months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the six-month period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.17 Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any

Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.12(b) and is revoked in accordance herewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.20, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurocurrency Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount determined by such Lender to be equal to the excess, if any, of (i) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the Adjusted Eurocurrency Rate for such Interest Period, over (ii) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposits from other banks in the Eurocurrency market at the commencement of such period. A certificate of any Lender setting forth (i) any amount or amounts that such Lender is entitled to receive pursuant to this Section and (ii) the calculations used to arrive at such amount shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.18 Taxes.
          (a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement or any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.
          (f) Without limiting the provisions of subsection (a) or (b) above, each Lender and the Issuing Bank shall, and does hereby, indemnify the Borrower and the Administrative Agent, and shall make payment in respect thereof within 10 days after demand therefor, against any and all Taxes and any and all related losses, claims, liabilities, penalties, interest and expenses (including the fees, charges and disbursements of any counsel for the Borrower or the Administrative Agent) incurred by or asserted against the Borrower or the Administrative Agent by any Governmental Authority as a result of the failure by such Lender or the Issuing Bank, as the case may be, to deliver, or as a result of the inaccuracy, inadequacy or deficiency of, any documentation required to be delivered by such Lender or the Issuing Bank, as the case may be, to the Borrower or the Administrative Agent pursuant to subsection (e). Each Lender and the Issuing Bank hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender or the Issuing Bank, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this subsection (f). The agreements in this subsection (f) shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender or the Issuing Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations.
          SECTION 2.19 Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
          (a) All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or under Section 2.16, 2.17 or 2.18, or otherwise) prior to 12:00 noon, New York, New York time (or as specified in the next sentence in the case of Loans denominated in an Alternative Currency), on the date when due, in Same Day Funds, without set off or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower hereunder with respect to principal and interest on Loans denominated in an Alternative Currency shall be made on the dates specified herein for the account of the respective Lenders to which such payment is owed, in such Alternative Currency and in Same Day Funds not later than the Applicable Time specified by the Administrative Agent to the Borrower by the same time at least one Business Day prior to the date when due. If, for any reason, the Borrower is prohibited by law from making any required payment hereunder in an Alternative Currency, the Borrower shall make such payment in Dollars in the Dollar Amount of the Alterative Currency payment amount. All payments received by the Administrative Agent (i) after 12:00 p.m., New York City time, in the case of payments in Dollars, or (ii) after the Applicable Time specified by the Administrative Agent in the case of payments in an Alternative Currency, may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.16, 2.17, 2.18 and 9.3 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments made by the Borrower hereunder shall be made in the applicable currency, except as otherwise provided in this paragraph.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, (ii) second, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties, (iii) third, to pay all other Obligations (other than Obligations then owing under Secured Hedge Agreements and Secured Cash Management Agreements), ratably among the parties entitled thereto in accordance with the amount of such Obligations then due to such parties, (iv) fourth, to pay that portion of the Obligations constituting unpaid amounts owing under Secured Hedge Agreements and Secured Cash Management Agreements, ratably among the Hedge Banks and the Cash Management Banks entitled thereto in accordance with the amount of such Obligations then due to such parties, and (v) fifth, to the Administrative Agent for the account of the Issuing Bank, to Cash Collateralize that portion of LC Exposures comprised of the aggregate undrawn amount of Letters of Credit. Subject to Section 2.6(c), amounts used to Cash Collateralize the aggregate undrawn amount of Letters of Credit pursuant to subclause (v) of the preceding sentence shall be applied to satisfy drawings under such Letters of Credit as they occur.
     Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if either (a) no Default has occurred and is continuing at such time or (b) the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management

Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to the Credit Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if a “Lender” party hereto.
          (c) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender or to the Lenders under a particular Facility, if any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the applicable Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the applicable Overnight Rate from time to time in effect.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.5(c), 2.6(c) or (d), 2.8(b) or 2.19(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          (f) The obligations of the Lenders hereunder to make Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.3(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.3(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.3(c).
          SECTION 2.20 Mitigation Obligations; Replacement of Lenders.
          (a) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.16 or 2.18, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.16, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.18, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.4), all its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Dollar Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the related Loan Documents, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.16 or payments required to be made pursuant to Section 2.18, such assignment will result in a reduction in such compensation or payments, and (iv) (a) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 9.4(b). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

          SECTION 2.21 Increase in Commitments.
          (a) Request for Increase. Provided there exists no Default, upon notice to the Administrative Agent (which shall promptly notify the Lenders), the Borrower may from time to time on or after July 23, 2009, request an increase in the Commitments by an amount (for all such requests) not exceeding the lesser of (i) $50,000,000 or (ii) $300,000,000 less the aggregate amount of the Amendment No. 1 Extended Commitments as of the close of business on July 22, 2009; provided that (x) any such request for an increase shall be in a minimum amount of $5,000,000 and (y) in no event shall the aggregate Commitments after giving effect to any such increase exceed $300,000,000. At the time of sending such notice, the Borrower (in consultation with the Administrative Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten Business Days from the date of delivery of such notice to the Lenders).
          (b) Lender Elections to Increase. Each Lender shall notify the Administrative Agent within such time period whether or not it agrees to increase its Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Commitment.
          (c) Notification by Administrative Agent; Additional Lenders. The Administrative Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Administrative Agent, the Issuing Bank and the Swing Line Lender (which approvals shall not be unreasonably withheld), the Borrower may also invite additional Eligible Assignees to become Lenders pursuant to a joinder agreement in form and substance satisfactory to the Administrative Agent and its counsel.
          (d) Effective Date and Allocations. If the aggregate Commitments are increased in accordance with this Section, the Administrative Agent and the Borrower shall determine the effective date (the “Increase Effective Date”) and the final allocation of such increase. The Administrative Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Increase Effective Date.
          (e) Conditions to Effectiveness of Increase. As a condition precedent to such increase, the Borrower shall deliver to the Administrative Agent a certificate of each Loan Party dated as of the Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such increase, and (ii) in the case of the Borrower, certifying that, before and after giving effect to such increase, (A) the representations and warranties contained in Article III and the other Loan Documents are true and correct on and as of the Increase Effective Date, except that for purposes of this Section, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively, and (B) no Default exists. The Borrower shall prepay any Revolving Loans outstanding on the Increase Effective Date (and pay any additional amounts required pursuant to Section 2.17) to the extent necessary to keep the outstanding Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Commitments under this Section.
          (f) Conflicting Provisions. This Section shall supersede any provisions in Section 2.19 or 9.2 to the contrary.
ARTICLE III
REPRESENTATIONS AND WARRANTIES
          The Borrower represents and warrants to the Lenders that:
          SECTION 3.1 Organization; Powers. Each of the Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.2 Authorization; Enforceability. The Transactions are within the Borrower’s and the Loan Parties’ respective corporate powers and have been duly authorized by all necessary corporate and, if required, stockholder action. This Agreement has been, and each of the other Loan Documents, when delivered, will have been, duly executed and delivered by the Borrower or the Loan Party party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of the Borrower or such other Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.3 Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any applicable law or regulation or the charter, by-laws or other organizational documents of the Borrower or any of its Subsidiaries or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries (other than pursuant to the Collateral Documents).
          SECTION 3.4 Financial Condition; No Material Adverse Effect.
          (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, stockholders equity and cash flows (i) as of and for the year ended December 31, 2003, reported on by Deloitte & Touche LLP, independent public accountants, and (ii) as of and for the quarter ended March 31, 2004, certified by its principal accounting officer. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.
          (b) Since March 31, 2004, there has been no development or event which has had or could reasonably be expected to have a Material Adverse Effect except as disclosed on or prior to the Effective Date (i) in writing to the Lenders, or (ii) in any public filing with the Securities and Exchange Commission.
          SECTION 3.5 Properties.
          (a) Each of the Borrower and its Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.
          (b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, service marks, trade names, copyrights, patents, patent rights, franchise, licenses and other intellectual property (collectively, “IP Rights”) material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.6 Litigation and Environmental Matters.
          (a) There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, any other Loan Document or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          (c) Since the date of this Agreement, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.
          SECTION 3.7 Compliance with Laws and Agreements. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any

Governmental Authority applicable to it or its property and all indentures, agreements and other instruments binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.
          SECTION 3.8 Investment and Holding Company Status. Neither the Borrower nor any of its Subsidiaries is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940 or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935.
          SECTION 3.9 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10 ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statements of Financial Accounting Standards No. 87 and No. 132) did not, as of the date of the most recent financial statements reflecting such amounts, exceed by more than $90,000,000 the fair market value of the assets of all such underfunded Plans.
          SECTION 3.11 Federal Regulations. No part of the proceeds of any Loans hereunder will be used, directly or indirectly, for “buying” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board as now and from time to time hereafter in effect which violates, or which would be inconsistent with, the provisions of the Regulations of such Board.
          SECTION 3.12 Disclosure. The Borrower has disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Borrower to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or the other Loan Documents or delivered hereunder or under any other Loan Document (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

          SECTION 3.13 Insurance. The properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.
          SECTION 3.14 Subsidiaries; Equity Interests. As of the Amendment No. 1 Effective Date (a) the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 3.14 (attached to Amendment No. 1), (b) all of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and nonassessable and are owned by a Loan Party in the amounts specified on Schedule 3.14 free and clear of all Liens, and (c) the Borrower has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 3.14. All of the outstanding Equity Interests in the Borrower have been validly issued, and are fully paid and nonassessable.
          SECTION 3.15 Collateral Documents. The provisions of the Collateral Documents are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties a legal, valid and enforceable first priority Lien (subject to Liens permitted by Section 6.2) on all right, title and interest of the respective Loan Parties in the Collateral described therein. Except for filings contemplated hereby and by the Collateral Documents (to occur on or after the Collateral Trigger), no filing or other action will be necessary to perfect or protect such Liens.
ARTICLE IV
CONDITIONS
          SECTION 4.1 Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.2):
          (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
          (b) The Existing Credit Agreement (including the commitments thereunder) shall have been terminated and all amounts owed thereunder shall have been paid.
          (c) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of the general counsel for the Borrower, substantially in the form of Exhibit B, and covering such other matters relating to the Borrower, this Agreement or the Transactions as the Required Lenders shall reasonably request. The Borrower hereby requests such counsel to deliver such opinion.

          (d) The Administrative Agent shall have received all government and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the financing contemplated hereby.
          (e) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of the Borrower, the authorization of the Transactions and any other legal matters relating to the Borrower, this Agreement or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
          (f) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.2.
          (g) The Lenders, the Administrative Agent and the Joint Lead Arrangers shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by the Borrower hereunder.
          (h) The Borrower shall have made available to the Lenders and the Administrative Agent, including through electronic transmission (i) audited consolidated financial statements of the Borrower for the two most recent fiscal years ended prior to the Effective Date as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period ended subsequent to the date of the latest financial statements made available pursuant to clause (i) of this paragraph as to which such financial statements are available.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.2) at or prior to 3:00 p.m., New York City time, on August 2, 2004 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.2 Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:
          (a) The representations and warranties of the Borrower set forth in this Agreement and of each Loan Party contained in each of the other Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except that for purposes of this Section 4.2, the representations and warranties contained in Section 3.4(a) shall be deemed to refer to the most recent annual and quarterly financial statements furnished pursuant to Sections 5.1(a) and (b), respectively.

          (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
          (c) The Administrative Agent and, if applicable, the Issuing Bank or the Swingline Lender shall have received a Request for Credit Extension in accordance with the requirements hereof.
          (d) The Borrower and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.1(a), based on the most recent financial statements delivered pursuant to Section 5.1(a) or (b) after giving effect to any Indebtedness (including such requested loan or letter of credit), incurred or repaid after the date of such financial statements). At the request of the Administrative Agent, the Borrower will deliver a certificate demonstrating such compliance in such detail, form and substance as is reasonably satisfactory to the Administrative Agent.
          (e) By requesting any Borrowing hereunder at any time when the outstanding amount of all Loans and Letters of Credit hereunder is greater than $25,000,000 (after giving effect to such Borrowing and any repayment of Loans to be made hereunder simultaneously with such Borrowing), the Borrower hereby represents and warrants that the proceeds of such Borrowing are being used for specific corporate purposes (including operating expenses, acquisitions and capital expenditures) and not for holding as cash, cash equivalents or similar investments.
          (f) In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which, in the reasonable opinion of the Administrative Agent or the Required Lenders, would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (d) and (e) of this Section.
ARTICLE V
AFFIRMATIVE COVENANTS
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 5.1 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

          (a) within 90 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by Deloitte & Touche LLP, PricewaterhouseCoopers LLP, or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;
          (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;
          (c) concurrently with any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.1 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.4 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
          (d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);
          (e) promptly after the same become publicly available, copies of all periodic and other financial reports, proxy statements and other financial materials filed by the Borrower or any Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed by the Borrower to its shareholders generally, as the case may be;
          (f) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement or any other Loan Document, as the Administrative Agent or any Lender may reasonably request; and

          (g) as soon as available, but in any event no later than February 15, 2010, an annual business plan and budget of the Borrower and its Subsidiaries on a consolidated basis, including forecasts prepared by management of the Borrower, in form satisfactory to the Administrative Agent and the Required Lenders, of consolidated balance sheets and statements of income or operations and cash flows of the Borrower and its Subsidiaries for the fiscal year ending December 31, 2010.
          The requirements of Sections 5.1(a), (b) and (e) shall be deemed to be satisfied if the Borrower shall have made such materials available to the Lenders and the Administrative Agent, including by electronic transmission, within the time periods specified therefor, in which case “delivery” of such statements for purposes of Section 5.1(c) and (d) shall mean making such statements available in such fashion.
          The Borrower hereby acknowledges that (a) the Administrative Agent and/or one or more of the Joint Lead Arrangers will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC”.
          SECTION 5.2 Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following:
          (a) the occurrence of any Default;
          (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

          (c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and
          (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.3 Existence; Conduct of Business. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.3.
          SECTION 5.4 Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its obligations, including Tax liabilities, that, if not paid, could result in a Material Adverse Effect before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.5 Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 5.6 Books and Records; Inspection Rights. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.
          SECTION 5.7 Compliance with Laws. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.8 Use of Proceeds and Letters of Credit. The proceeds of the Loans will be used for general corporate purposes of the Borrower and its Subsidiaries, including, without limitation, to repurchase the Borrower’s Capital Stock and debentures, to finance investments and acquisitions and to provide working capital to the Borrower and its Subsidiaries. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations U and X.
          SECTION 5.9 Material Contracts. The Borrower will, and will cause each of its Subsidiaries to, perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each such Material Contract in full force and effect, enforce each such Material Contract in accordance with its terms, take all such action to such end as may be from time to time requested by the Administrative Agent and, upon request of the Administrative Agent, make to each other party to each such Material Contract such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and cause each of its Subsidiaries to do so, except, in any case, where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
          SECTION 5.10 Collateral Documents. No later than June 1, 2009 (which such date may be extended only by the consent of the Administrative Agent and the Required Lenders; the “Collateral Documents Delivery Date”), the Borrower will, and will cause each of its Subsidiaries to, deliver to the Administrative Agent (or the Escrow Agent in the case of clause (f) below), at the Borrower’s sole expense:
          (a) counterparts of (A) the Security Agreement executed by the Administrative Agent and each of the Loan Parties, (B) the Unlimited Pledge Agreement executed by the Administrative Agent and each Loan Party that owns any Equity Interest in any Unlimited Subsidiary and (C) the Limited Pledge Agreement executed by the Administrative Agent and each Loan Party that owns any Equity Interest in any Limited Subsidiary;
          (b) a favorable written opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to the grant of a security interest in the Collateral (including, without limitation, opinions with respect to authorization, execution, delivery, enforceability and no conflicts) and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
          (c) proper financing statements in form appropriate for filing under the Uniform Commercial Code in all jurisdictions that the Administrative Agent deems necessary or desirable in order to perfect the Liens created under the Collateral Documents, covering the Collateral (which shall not be filed until the occurrence of the Collateral Trigger, if such Collateral Trigger has not occurred as of the Collateral Documents Delivery Date);
          (d) completed requests for information, dated on or before the Collateral Documents Delivery Date, listing all effective financing statements filed in the jurisdictions referred to in clause (c) above that name any Loan Party as debtor, together with copies of such other financing statements;

          (e) certificates representing the certificated Pledged Equity referred to in the Pledge Agreements and notes representing the intercompany debt referred to in the Pledge Agreements;
          (f) to be held by the Escrow Agent, pursuant to an escrow agreement among the Borrower, the Escrow Agent and the Administrative Agent, reasonably satisfactory to the Administrative Agent, until the occurrence of the Collateral Trigger (if such if such Collateral Trigger has not occurred as of the Collateral Documents Delivery Date), undated stock powers executed in blank with respect to the Pledged Equity referred to in the certificated Pledge Agreements and undated allonges executed in blank with respect to the intercompany debt referred to in the Pledge Agreements;
          (g) only in the event the Collateral Trigger occurs on or prior the Collateral Documents Delivery Date, each of the items set forth in Section 5.11;
          (h) a certificate of the Borrower certifying that on the Collateral Documents Delivery Date (i) the representations and warranties of the Borrower set forth in this Agreement and of each Loan Party contained in each of the other Loan Documents shall be true and correct on and as of the Collateral Document Delivery Date and (ii) no Default has occurred and is continuing, or would result from the actions required by this Section 5.10;
          (i) all fees and expenses of the Administrative Agent (including fees and expenses of counsel to the Administrative Agent) accrued through the Collateral Documents Delivery Date (other than fees under Section 2.13 hereof, which shall continue to be paid as provided therein); and
          (j) such other instruments, documents and certificates as the Administrative Agent shall reasonably request in connection with the execution of this Agreement.
          SECTION 5.11 Collateral Trigger.
          (a) Upon the later of the occurrence of the Collateral Trigger and the Collateral Documents Delivery Date, the Borrower will, and will cause each of its Subsidiaries to, promptly deliver (and in any event within 5 Business Days of the applicable date, unless extended by the consent of the Administrative Agent and the Required Lenders) to the Administrative Agent, at the Borrower’s sole expense:
     (i) a favorable opinion of counsel to the Loan Parties, addressed to the Administrative Agent and each Lender, as to perfection of the Liens in the Collateral and such other matters concerning the Loan Parties and the Loan Documents as the Required Lenders may reasonably request;
     (ii) evidence that all insurance required to be maintained pursuant to the Loan Documents has been obtained and is in effect, together with certificates of insurance naming the Administrative Agent, on behalf of the Lenders, as an additional insured or loss payee, as the case may be, under all insurance policies maintained with respect to the assets and properties of the Loan Parties that constitutes Collateral;

     (iii) undated stock powers executed in blank with respect to the Pledged Equity referred to in the Pledge Agreements and undated allonges executed in blank with respect to the intercompany debt referred to in the Pledge Agreements or assist in such delivery from the Escrow Agent; and
     (iv) such other documents, agreements, consents, licenses and filings as the Administrative Agent may reasonably request to perfect the Liens of the Secured Parties in the Collateral.
          (b) The Borrower further expressly agrees that upon the occurrence of the Collateral Trigger, the Administrative Agent may file such Uniform Commercial Code financing statements, make such other filings, and take such other actions as it reasonably deems necessary to perfect the Liens of the Secured Parties in the Collateral, all at the Borrower’s sole expense.
          (c) Prior to the occurrence of the Collateral Trigger, without the consent of the Borrower, the Administrative Agent and the Lenders agree that they shall not file Uniform Commercial Code financing statements, or otherwise take actions that shall be sufficient to perfect the Lien of the Administrative Agent in favor of the Secured Parties in the Collateral.
          SECTION 5.12 Covenant to Guarantee Obligations and Give Security. Upon the formation or acquisition of any new direct or indirect Domestic Subsidiary or first-tier Foreign Subsidiary by any Loan Party, the Borrower will, and will cause each of its Subsidiaries to, at the Borrower’s sole expense:
          (a) within 10 days after such formation or acquisition, cause such Domestic Subsidiary, and cause each direct and indirect parent of such Domestic Subsidiary (if it has not already done so), to duly execute and deliver to the Administrative Agent a guaranty or guaranty supplement, in form and substance satisfactory to the Administrative Agent, guaranteeing the other Loan Parties’ obligations under the Loan Documents,
          (b) within 10 days after such formation or acquisition, furnish to the Administrative Agent a description of properties of such Domestic Subsidiary that are of the type that constitute Collateral under the Collateral Documents, in detail satisfactory to the Administrative Agent,
          (c) within 15 days after such formation or acquisition, cause such Domestic Subsidiary and each direct and indirect parent of such Domestic Subsidiary (if it has not already done so) to duly execute and deliver to the Administrative Agent supplements or joinders to the Security Agreement, or such other security agreements, each as specified by and in form and substance satisfactory to the Administrative Agent (including delivery of all instruments of the type specified in Sections 5.10 and 5.11), securing payment of all the Obligations of such Domestic Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such personal properties,
          (d) to the extent applicable, within 15 days after such formation or acquisition, cause such Domestic Subsidiary (if such Domestic Subsidiary owns any Equity Interest in any other Domestic Subsidiary or Foreign Subsidiary) and/or each direct and indirect parent of such Domestic Subsidiary or first-tier Foreign Subsidiary (if it has not already done so)

to duly execute and deliver to the Administrative Agent supplements or joinders to the Pledge Agreements, or such other pledge agreements, each as specified by and in form and substance satisfactory to the Administrative Agent (including delivery, to the extent applicable and subject to the limitation on pledges of Equity Interests in Foreign Subsidiaries contained in the Pledge Agreements, of all pledged Equity Interests in and of such Domestic Subsidiary or Foreign Subsidiary and its Domestic Subsidiaries and/or Foreign Subsidiaries, and other instruments of the type specified in Sections 5.10 and 5.11), securing payment of all the Obligations of such Domestic Subsidiary or such parent, as the case may be, under the Loan Documents and constituting Liens on all such Equity Interests,
          (e) without limitation of any rights of the Administrative Agent to take any such action under the Loan Documents, within 15 days after such formation or acquisition, cause such Subsidiary and each direct and indirect parent of such Subsidiary (if it has not already done so) to take whatever action (including the filing of Uniform Commercial Code financing statements) as may be necessary or advisable in the opinion of the Administrative Agent to vest in the Administrative Agent (or in any representative of the Administrative Agent designated by it) valid and subsisting Liens on the properties purported to be subject to the supplements or joinders to the Security Agreement and the Pledge Agreements, or other security and pledge agreements delivered pursuant to this Section 5.12, enforceable against all third parties in accordance with their terms, and
          (f) within 60 days after such formation or acquisition, deliver to the Administrative Agent, upon the request of the Administrative Agent in its sole discretion, a signed copy of a favorable opinion, addressed to the Administrative Agent and the Lenders, of counsel for the Loan Parties acceptable to the Administrative Agent as to the matters contained in clauses (i), (iii), (iv) and (v) above, and as to such other matters as the Administrative Agent may reasonably request;
provided that those deliveries, filings and actions described above that are not required to be made or done until the occurrence of the Collateral Trigger shall not be required to be done within the time frames set forth above if the Collateral Trigger has not occurred as of such time, but instead shall be required to be done upon the occurrence of the Collateral Trigger in accordance with Section 5.11. Each of the time periods provided in subparts (a) through (f) above may be extended by up to 45 days by the Administrative Agent, acting alone in its sole discretion, without any vote or consent of the Lenders pursuant to Section 9.2 or otherwise.
          SECTION 5.13 Further Assurances. Promptly upon request by the Administrative Agent, or any Lender through the Administrative Agent, the Borrower will, and will cause each of its Subsidiaries to, (a) correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgment, filing or recordation thereof, and (b) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent, or any Lender through the Administrative Agent, may reasonably require from time to time in order to (i) carry out more effectively the purposes of the Loan Documents, (ii) to the fullest extent permitted by applicable law, subject any Loan Party’s or any of its Subsidiaries’ properties, assets, rights or interests to the Liens now or hereafter intended to be covered by any of the Collateral Documents, (iii) upon the occurrence of the Collateral Trigger, perfect and maintain the validity, effectiveness and priority of any of the Collateral Documents and any of the Liens intended to be created thereunder and (iv) assure, convey, grant, assign, transfer, preserve, protect and confirm more effectively unto the Secured Parties the rights granted or now or hereafter intended to be granted to the Secured Parties under any Loan Document or under any other instrument executed in connection with any Loan Document to which any Loan Party or any of its Subsidiaries is or is to be a party, and cause each of its Subsidiaries to do so.
ARTICLE VI
NEGATIVE COVENANTS
          Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and other Obligations payable hereunder and under the other Loan Documents have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:
          SECTION 6.1 Financial Covenants.
          (a) Leverage Ratio. The Borrower will not permit the Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower set forth below to be greater than the ratio set forth below opposite such period:

Maximum Consolidated
Four Fiscal Quarters Ending	Leverage Ratio
June 30, 2009, September 30, 2009, and December 31, 2009	3.00 to 1.00
March 31, 2010, and June 30, 2010	2.75 to 1.00
September 30, 2010 and thereafter	2.50 to 1.00
          (b) Consolidated Net Worth. The Borrower will not permit Consolidated Net Worth at any time to be less than the sum of (i) 85% of Consolidated Net Worth of the Borrower as of March 31, 2009, (ii) 25% of cumulative Consolidated Net Income for each fiscal quarter of the Borrower (beginning with the fiscal quarter ending June 30, 2009) for which Consolidated Net Income is positive and (iii) 100% of the Net Cash Proceeds of any common Equity Interests issued by the Borrower after the Amendment No. 1 Effective Date.
          (c) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to be less than 4.25 to 1.00.

          SECTION 6.2 Liens. The Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
          (a) Permitted Encumbrances;
          (b) any Lien on any property or asset of the Borrower or any Subsidiary existing on the date hereof and set forth in Schedule 6.2 (but excluding any Liens in connection with a Receivables Facility, which are exclusively addressed in Section 6.2(g) below); provided that (i) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (ii) such Lien shall secure only those obligations which it secures on the date hereof and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (c) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Borrower or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof;
          (d) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary; provided that (i) such security interests secure Indebtedness having an aggregate principal amount not exceeding $50,000,000 at any time outstanding, (ii) such security interests and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary; provided that no such Lien shall extend to cover any Collateral or any IP Rights owned by any Loan Party;
          (e) Liens (not otherwise permitted hereunder) which secure Indebtedness of the Borrower; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not exceed $25,000,000 at any time outstanding, provided that no such Lien shall extend to cover any Collateral or any IP Rights owned by any Loan Party;
          (f) Liens on assets of Foreign Subsidiaries (not otherwise permitted hereunder) which secure Indebtedness of Foreign Subsidiaries which is not guaranteed by the Borrower or any Guarantor; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall not exceed $200,000,000 at any time outstanding;
          (g) Liens which may arise in connection with a Receivables Facility; provided that (i) with respect to any Receivables Facility described in subpart (b) of the definition thereof, no such Lien shall apply to any asset of the Borrower or any Guarantor, and (ii) with respect to any Receivables Facility described in subpart (a) of the definition thereof, any such Lien (A) shall only apply to accounts receivable of the Borrower or any applicable Subsidiary purported to be transferred to a Receivables Corporation in accordance with the applicable Receivables Facility, and to such assets supporting the obligations under such transferred accounts receivable as are reasonably required to be subject to such Lien pursuant to the terms of such Receivables Facility (but in no event shall apply either (x) to any machinery or equipment of the Borrower or any Guarantor or (y) to any inventory or goods of the Borrower or any Guarantor that have not been sold or transferred and given rise to an account receivable transferred to a Receivables Corporation pursuant to the applicable Receivables Facility) and (B) shall secure only obligations not in excess of the maximum outstanding amount of Receivables Facilities permitted pursuant to the definition of “Receivables Facility” herein; and
          (h) Liens pursuant to any Loan Document.
          SECTION 6.3 Fundamental Changes. The Borrower will not, and will not permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (a) any Subsidiary may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (b) any Subsidiary may merge into any wholly-owned Subsidiary in a transaction in which the surviving entity is a Subsidiary; provided that if a Loan Party is a party to such transaction, the surviving entity is a Loan Party, (c) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to the Borrower or to another wholly-owned Subsidiary; provided that if the transferor of such property is a Loan Party, the transferee thereof must be a Loan Party and (d) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders.
          SECTION 6.4 Third Party Guarantees. The Borrower will not, and will not permit any of its Subsidiaries to, deliver or provide Guarantees in respect of obligations of unconsolidated joint ventures or other Persons not constituting Subsidiaries in an aggregate amount exceeding $50,000,000 at any time.
          SECTION 6.5 Restriction on Owning Principal Property. The Borrower will not, and will not permit any Guarantor that does not own Principal Property on the Amendment No. 1 Effective Date (including any Subsidiary formed or acquired after the Amendment No. 1 Effective Date) to, own or acquire any Principal Property.
          SECTION 6.6 Certain Dispositions. The Borrower will not, and will not permit any of its Subsidiaries to, make any Disposition or enter into any agreement to make any Disposition, of any Collateral or IP Rights except:

          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
          (b) Dispositions of inventory in the ordinary course of business;
          (c) Dispositions of equipment to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
          (d) Dispositions of property by any Subsidiary to the Borrower or to a wholly-owned Subsidiary; provided that (i) if the transferor of such property is a Guarantor, the transferee thereof must either be the Borrower or a Guarantor and (ii) the transferee of such property may not be an obligor under any Material Indebtedness of which the transferor is not also an obligor;
          (e) Dispositions permitted by Section 6.3;
          (f) non-exclusive licenses of IP Rights in the ordinary course of business and substantially consistent with past practice for terms not exceeding five years;
          (g) Dispositions by the Borrower and its Subsidiaries not otherwise permitted under this Section 6.6; provided that (i) at the time of such Disposition, no Default shall exist or would result from such Disposition, (ii) the aggregate book value of all property Disposed of in reliance on this clause (g) in any fiscal year shall not exceed $25,000,000 and (iii) the purchase price for such asset shall be paid to the Borrower or such Subsidiary solely in cash;
provided, however, that any Disposition pursuant to this Section 6.6 shall be for fair market value.
          SECTION 6.7 Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
          (a) each Subsidiary may make Restricted Payments to the Borrower, the Guarantors and any other Person that owns an Equity Interest in such Subsidiary, ratably according to their respective holdings of the type of Equity Interest in respect of which such Restricted Payment is being made;
          (b) the Borrower and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests of such Person;
          (c) the Borrower and each Subsidiary may purchase, redeem or otherwise acquire Equity Interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common Equity Interests;

          (d) to the extent required in connection with the conversion of the Convertible Notes, the Borrower may (i) issue (without any payment of cash) common stock of the Borrower, (ii) purchase common stock of the Borrower to be utilized in connection with such conversion, and (iii) make payments in cash in lieu of the issuance of fractional shares; provided that the aggregate amount of cash used in connection with (ii) and (iii) combined after the Amendment No. 1 Effective Date shall not exceed $50,000,000 less the amount utilized pursuant to proviso (ii) to Section 6.10 after the Amendment No. 1 Effective Date; and
          (e) the Borrower may (i) declare or pay cash dividends to its stockholders and (ii) purchase, redeem or otherwise acquire for cash Equity Interests issued by it, in each case if after giving effect thereto (and any other such transaction occurring at the same time) the aggregate amount of such dividends, purchases, redemptions and other acquisitions paid or made on and after January 1, 2009 does not exceed $30,000,000 in the fiscal year ending December 31, 2009 and $40,000,000 in the fiscal year ending December 31, 2010.
          SECTION 6.8 Burdensome Agreements. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any Contractual Obligation (other than this Agreement or any other Loan Document) that (a) limits the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person; provided, however, that this clause (a) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under Section 6.2(d) solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.
          SECTION 6.9 Capital Expenditures. The Borrower will not, and will not permit any of its Subsidiaries to, make or become legally obligated to make any expenditure in respect of the purchase or other acquisition of any fixed or capital asset (excluding normal replacements and maintenance which are properly charged to current operations), except for capital expenditures in the ordinary course of business not exceeding, in the aggregate for the Borrower and it Subsidiaries, $250,000,000 in the fiscal year ending December 31, 2009 and $300,000,000 in the fiscal year ending December 31, 2010; provided that so long as no Default has occurred and is continuing or would result from such expenditure, an amount may be carried over for expenditure in the fiscal year ending December 31, 2010 equal to the lesser of (a) 50% of any amount not expended in the fiscal year ending December 31, 2009 and (b) $25,000,000.
          SECTION 6.10 Prepayments of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Material Indebtedness, except (in each case only so long as no Default shall have occurred and be continuing at the time of any such action described below, or would result therefrom) regularly scheduled or required repayments or redemptions of Material Indebtedness (as in effect on the Amendment No. 1 effective date, including conversions of the Convertible Notes required pursuant to the terms thereof as in effect on the Amendment No. 1 effective date, but subject to proviso (ii) below with respect to cash payments) and refinancings, refundings, renewals or extensions thereof; provided that (i) the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder and the direct or any contingent obligor with respect thereto is not changed, as a result of or in connection with such refinancing, refunding, renewal or extension, and (ii) notwithstanding the foregoing, the aggregate amount of cash utilized to prepay, repay or convert the Convertible Notes after the Amendment No. 1 Effective Date shall not exceed $50,000,000 less the amount of Restricted Payments made in cash pursuant to Section 6.7(d) after the Amendment No. 1 Effective Date. Notwithstanding the foregoing, and solely for the avoidance of doubt, so long as no Default shall have occurred and be continuing at the time of any such payment or would result therefrom, the Borrower may make regularly scheduled payments of interest on the Convertible Notes.
          SECTION 6.11 Material Indebtedness.
          (a) The Borrower will not, and will not permit any of its Subsidiaries to, amend, modify or change in any manner any term or condition of any Material Indebtedness to the extent such amendment, modification or change could reasonably be expected to be materially adverse to the interests of the Lenders under the Loan Documents.
          (b) The Borrower will not, and will not permit any other Loan Party that own any IP Rights to, become an obligor under any Material Indebtedness (whether as a primary obligor or as a guarantor or other credit support provider) with respect to which it is not already an obligor on the Amendment No. 1 Effective Date.
          SECTION 6.12 Receivables Corporation. The Borrower will not at any time permit any Receivables Corporation (a) to own or hold any assets, or conduct any operations, other than those reasonably necessary to comply with the terms of a permitted Receivables Facility that is described in subpart (a) of such definition and to which such Receivables Corporation is a party, or (b) to incur, assume or suffer to exist any Indebtedness other than Indebtedness under a permitted Receivables Facility described in subpart (a) of such definition with aggregate outstandings at no time exceeding the maximum amounts set forth in such definition.
ARTICLE VII
EVENTS OF DEFAULT
          If any of the following events (“Events of Default”) shall occur:
          (a) the Borrower or any other Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
          (b) the Borrower or any other Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

          (c) any representation or warranty made or deemed made by or on behalf of the Borrower or any Subsidiary in or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement, any other Loan Document or any amendment or modification hereof, shall prove to have been incorrect when made or deemed made;
          (d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.2, 5.3 (with respect to the Borrower’s existence), 5.8, 5.10, 5.11, 5.12 or 5.13 or in Article VI;
          (e) the Borrower or any other Loan Party shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article) or in any other Loan Document, and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent (given at the request of any Lender) to the Borrower;
          (f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable;
          (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
          (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
          (i) the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
          (j) the Borrower or any Subsidiary shall become unable, admit in writing or fail generally to pay its debts as they become due;
          (k) one or more judgments for the payment of money in an aggregate amount in excess of $50,000,000 shall be rendered against the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Subsidiary to enforce any such judgment;
          (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
          (m) a Change in Control shall occur;
          (n) any Collateral Document, after delivery thereof and after the occurrence of the Collateral Trigger, shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (subject to Liens permitted by Section 6.2) on the Collateral purported to be covered thereby;
then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower and the other Loan Parties accrued hereunder or under any other Loan Document, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and (iii) require that the Borrower Cash Collateralize the LC Exposures (in an amount equal to the then outstanding amount thereof); and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower and the other Loan Parties accrued hereunder or under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower, and the obligation of the Borrower to Cash Collateralize the LC Exposures as aforesaid shall automatically become effective.

ARTICLE VIII
THE ADMINISTRATIVE AGENT
          SECTION 8.1 Appointment and Authority.
          (a) Each of the Lenders and the Issuing Bank hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and neither the Borrower nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions.
          (b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (including in its capacities as a potential Hedge Bank and a potential Cash Management Bank) and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Bank for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.5 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Collateral Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.3(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
          SECTION 8.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
          SECTION 8.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:
          (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

          (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and
          (c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.
          (d) The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.2 and Article VII) or (ii) in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or the Issuing Bank.
          (e) The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Collateral Documents, or (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          SECTION 8.4 Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or the Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or the Issuing Bank prior to the making of such

Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          SECTION 8.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          SECTION 8.6 Resignation of Administrative Agent. The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Bank and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Bank under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

          Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank and Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank and Swingline Lender, (b) the retiring Issuing Bank and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.
          SECTION 8.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
          SECTION 8.8 No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Joint Lead Arrangers, Syndication Agents or Documentation Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
          SECTION 8.9 Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any bankruptcy or other debtor relief law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or LC Exposure shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
          (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, LC Exposures and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Bank and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Bank and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Bank and the Administrative Agent under Sections 2.13 and 9.3) allowed in such judicial proceeding; and
          (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and the Issuing Bank to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Bank, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.13 and 9.3.
          Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or the Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or the Issuing Bank to authorize the Administrative Agent to vote in respect of the claim of any Lender or the Issuing Bank in any such proceeding.
          SECTION 8.10 Collateral and Guaranty Matters. Each of the Lenders (including in its capacities as a potential Cash Management Bank and a potential Hedge Bank) and the Issuing Bank irrevocably authorize the Administrative Agent, at its option and in its discretion,
          (a) to release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (i) upon termination of the Commitments and payment in full of all Obligations (other than (A) contingent indemnification obligations and (B) obligations and liabilities under Secured Cash Management Agreements and Secured Hedge Agreements as to which arrangements satisfactory to the applicable Cash Management Bank or Hedge Bank shall have been made) and the expiration or termination of all Letters of Credit (other than Letters of Credit as to which other arrangements satisfactory to the Administrative Agent and the Issuing Bank shall have been made), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document (including any transfer to a permitted Receivables Facility where the Lien is permitted pursuant to Section 6.2(g)), or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Required Lenders;
          (b) to subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.2; and
          (c) to release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.
          Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 8.10.
          SECTION 8.11 Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 2.19(b), the Guaranty or any Collateral by virtue of the provisions hereof or of the

Guaranty or any Collateral Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
          SECTION 8.12 Enforcement. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Article VIII for the benefit of all the Lenders and the Issuing Bank; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Bank or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.8 (subject to the terms of Section 2.19), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any bankruptcy or other debtor relief law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VIII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.19, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
ARTICLE IX
MISCELLANEOUS
          SECTION 9.1 Notices; Effectiveness; Electronic Communication.
          (a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

     (i) if to the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 9.1; and
     (ii) if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
          (b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.
          Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.
          (c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative

Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender, the Issuing Bank or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).
          (d) Change of Address, Etc. Each of the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
          (e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Bank and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, the Issuing Bank, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
          SECTION 9.2 Waivers; Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.
          (b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.19(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, or (v) change any of the provisions of this Section or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be. Notwithstanding the foregoing, any amendment of this Agreement entered into to effect an increase in the Commitments pursuant to Section 2.1(e) need not be approved by the Lenders and shall be effective when approved by the Administrative Agent and the Borrower.
          SECTION 9.3 Expenses; Indemnity; Damage Waiver.
          (a) The Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and the Joint Lead Arrangers, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of one counsel for the Administrative

Agent, the Issuing Bank and the Lenders (unless using such counsel would present a conflict of interest, in which case, the Borrower shall pay the reasonable fees, charges and disbursements of one additional counsel), in connection with the enforcement or protection of their rights in connection with this Agreement or any other Loan Document, including their rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.
          (b) The Borrower shall indemnify the Administrative Agent, the Joint Lead Arrangers, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee (notwithstanding any limitation in Section 9.3(a)(ii)), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee or its Related Parties, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or its Related Parties.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), a Joint Lead Arranger, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section, each Dollar Lender severally agrees to pay to the Administrative Agent (or such sub-agent thereof), such Joint Lead Arranger, the Issuing Bank or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage under the Dollar Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or such sub-agent thereof), such Joint Book Arranger, the Issuing Bank or the Swingline Lender in its capacity as such. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.19(f).
          (d) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.
          (e) All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.
          SECTION 9.4 Successors and Assigns.
          (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
          (b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including for purposes of this subsection (b), participations in LC Exposures and in Swingline Loans) at the time owing to it); provided that any such assignment shall be subject to the following conditions:
     (i) Minimum Amounts.
     (A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
     (B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.
     (ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, and among the Facilities, except that this clause (ii) shall not apply to the Swingline Lender’s rights and obligations in respect of Swingline Loans;
     (iii) Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
     (A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing at the time of such assignment or (2) such assignment is to a Lender or an Affiliate of a Lender;
     (B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender or an Affiliate of such Lender;
     (C) the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding); and
     (D) the consent of the Swingline Lender (such consent not to be unreasonably withheld or delayed) shall be required for any assignment.
     (iv) Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.
     (v) No Assignment to Borrower. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.
     (vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.16, 2.17, 2.18, and 9.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.
          (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Exposures owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). Without limiting the generality of the foregoing, upon the Administrative Agent’s receipt of a duly completed Assignment and Acceptance in compliance with subsections (a) and (b) above, the Administrative Agent shall record the information contained therein in the Register. The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
          (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or the Borrower or any of the Borrower’s Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Exposures and/or Swingline Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, the Lenders and the Issuing Bank shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.
          Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 9.2(b) that affects such Participant. Subject to subsection (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.16, 2.17 and 2.18 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.8 as though it were a Lender, provided such Participant agrees to be subject to Section 2.19 as though it were a Lender.
          (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 2.16 or 2.18 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.18 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.18(e) as though it were a Lender.
          (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          (g) Resignation as Issuing Bank or Swingline Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to subsection (b) above, Bank of America may, (i) upon 30 days’ notice to the Borrower and the Lenders, resign as Issuing Bank and/or (ii) upon 30 days’ notice to the Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Bank or Swingline Lender, the Borrower shall be entitled to appoint from among the Lenders a successor Issuing Bank or Swingline Lender hereunder; provided, however, that no failure by the Borrower to appoint any such successor shall affect the resignation of Bank of America as Issuing Bank or Swingline Lender, as the case may be. If Bank of America resigns as Issuing Bank, it shall retain all the rights, powers, privileges and duties of the Issuing Bank hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Bank and all LC Exposures with respect thereto (including the right to require the Lenders to make ABR Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.6(c)). If Bank of America resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make ABR Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.5(c). Upon the appointment of a successor Issuing Bank and/or Swingline Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank or Swingline Lender, as the case may be, and (b) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Bank of America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.
          SECTION 9.5 Survival. All covenants, agreements, representations and warranties made by the Borrower or any other Loan Party herein or in any other Loan Document and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other Obligation payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.16, 2.17, 2.18 and 9.3 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans and other Obligations, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.
          SECTION 9.6 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, and the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
          SECTION 9.7 Severability. Any provision of this Agreement or any other Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

          SECTION 9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates (the “Setoff Parties”) is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Setoff Party to or for the credit or the account of the Borrower or any other Loan Party against any of and all the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document held by such Setoff Party, irrespective of whether or not such Setoff Party shall have made any demand under this Agreement or any other Loan Document and although such obligations may be unmatured. In the event that amounts set off in one currency are applied to obligations in a different currency, the rate of exchange shall be determined by the Administrative Agent in accordance with Section 1.6. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Setoff Party may have.
          SECTION 9.9 Governing Law; Jurisdiction; Consent to Service of Process.
          (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
          (b) The Borrower and each other Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against the Borrower or any other Loan Party or its properties in the courts of any jurisdiction.
          (c) The Borrower and each other Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
          (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.1. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

          SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
          SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
          SECTION 9.12 Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.21(c) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower, provided that, if Information is disclosed pursuant to clause (b) or (c) above, the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall use its best efforts to promptly notify the Borrower prior to such disclosure unless it is legally prohibited from doing so or unless such disclosure is in connection with customary reviews by bank examiners. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
          SECTION 9.13 Judgment Currency. If, for the purposes of obtaining judgment or filing a claim in any court, it is necessary to convert a sum due hereunder or under any other Loan Document or claim in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).
          SECTION 9.14 Loan Conversion/Participation.
          (a) (i) On any Conversion Date, to the extent not otherwise prohibited by law or otherwise, all Revolving Loans outstanding in any currency other than Dollars (“Loans to be Converted”) shall be converted into Dollars (calculated on the basis of the relevant Exchange Rates as of the Business Day immediately preceding the Conversion Date) (“Converted Loans”), and (ii) on the Conversion Date (A) each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Converted Loans in an amount equal to its Conversion Sharing Percentage (calculated immediately prior to the termination or expiration of the Commitments) of the outstanding principal amount of Converted Loans and (B) to the extent necessary to cause the Committed Exposure Percentage of each Lender, after giving effect to the purchase and sale of participating interests under the foregoing clause (A), to equal its Applicable Percentage under the Dollar Facility (calculated immediately prior to the termination or expiration of the Commitments), each Dollar Lender severally, unconditionally and irrevocably agrees that it shall purchase or sell a participating interest in its Dollar Revolving Loans then outstanding. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amounts of its participation(s), and the proceeds of such participation(s) shall be distributed by Administrative Agent to each Lender from which a participating interest is being purchased in the amount(s) provided for in the preceding sentence. All Converted Loans shall be ABR Loans. The Borrower agrees to indemnify each Lender for any loss or reasonable cost or expense arising out of the conversion of Loans from one currency to another pursuant to this Section.

          (b) If, for any reason, the Loans to be Converted may not be converted into Dollars in the manner contemplated by paragraph (a) of this Section 9.14, (i) the Administrative Agent shall determine the Dollar Amount of the Loans to be Converted (calculated on the basis of the Exchange Rate as of the Business Day immediately preceding the date on which such conversion would otherwise occur pursuant to paragraph (a) of this Section 9.14), (ii) effective on such Conversion Date, each Lender severally, unconditionally and irrevocably agrees that it shall purchase in Dollars a participating interest in such Loans to be Converted in an amount equal to its Conversion Sharing Percentage of such Loans to be Converted and (iii) each Dollar Lender shall purchase or sell participating interests as provided in paragraph (a)(ii) of this Section 9.14. Each Dollar Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount(s) of its participation(s), and the proceeds of such participation(s) shall be distributed by the Administrative Agent to each relevant Lender in the amount(s) provided for in the preceding sentence.
          (c) To the extent any Taxes are required to be withheld from any amounts payable by a Lender (the “First Lender”) to another Lender (the “Other Lender”) in connection with its participating interest in any Converted Loan, the Borrower, with respect to the relevant Loans made to it, shall be required to pay increased amounts to the Other Lender receiving such payments from the First Lender to the same extent they would be required under Section 2.18 if the Borrower were making payments with respect to the participating interest directly to the Other Lender.
          SECTION 9.15 USA PATRIOT Act. Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.
          SECTION 9.16 Payments Set Aside. To the extent that any payment by or on behalf of the Borrower is made to the Administrative Agent, the Issuing Bank or any Lender, or the Administrative Agent, the Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any bankruptcy or other debtor relief law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders and the Issuing Bank under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement and the other Loan Documents.
          SECTION 9.17 Other Loan Document Waivers and Amendments.
          (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power under any Loan Document other than this Agreement (the Loan Documents other than this Agreement being the “Other Loan Documents”) shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders under the Other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Other Loan Document or consent to any departure by the Borrower or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.
          (b) Neither any Other Loan Document nor any provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) release all or substantially all of the Collateral, or waive, extend or delay the occurrence of the Collateral Trigger, in any transaction or series of related transactions, without the written consent of each Lender, or (ii) release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 8.10 (in which case such release may be made by the Administrative Agent acting alone); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender under any Other Loan Document without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.
          SECTION 9.18 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Loan Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Joint Lead Arrangers are arm’s-length commercial transactions between the Borrower, each other Loan Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Joint Lead Arrangers, on the other hand, (B) each of the Borrower and the other Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and Joint Lead Arrangers each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Loan Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to the Borrower, any other Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Joint Lead Arrangers and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, and neither the Administrative Agent nor any of the Joint Lead Arrangers has any obligation to disclose any of such interests to the Borrower, any other Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each of the Borrower and the other Loan Parties hereby waives and releases any claims that it may have against the Administrative Agent and each of the Joint Lead Arrangers with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
[Signature pages follow.]